Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT
BY AND BETWEEN
3M COMPANY
AND
SOLVENTUM CORPORATION
DATED AS OF [●], 2024

-i-

-ii-

-iii-

SEPARATION AND DISTRIBUTION AGREEMENT
This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [●], 2024 (this “Agreement”), is by and between 3M Company, a Delaware corporation (“Parent”), and Solventum Corporation, a Delaware corporation (“SpinCo”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.
R E C I T A L S
WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its shareholders to create a new publicly traded company that shall operate the SpinCo Business;
WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the SpinCo Business from the Parent Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of at least 80.1% of the outstanding SpinCo Shares (the “Distribution”);
WHEREAS, pursuant to the Separation Step Plan and the terms of this Agreement, among other things, (a) as part of the Separation, Parent will contribute certain SpinCo Assets held by it to SpinCo, in exchange for (i) the assumption by SpinCo of certain SpinCo Liabilities, (ii) the issuance by SpinCo to Parent of SpinCo Shares, and (iii) the Cash Transfer (the “SpinCo Contribution”) and (b) following the SpinCo Contribution, Parent will effect the Distribution;
WHEREAS, following the Distribution, (a) Parent may retain up to 19.9% of the outstanding SpinCo Shares (any SpinCo Shares so retained, the “Retained Stock”) and (b) Parent will sell any Retained Stock in one or more dispositions to third-party investors (the “Dispositions”);
WHEREAS, SpinCo has been incorporated solely for these purposes and has not engaged in activities except in connection with the Separation and the Distribution;
WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the SpinCo Contribution and the Distribution, taken together, will qualify, in whole or in part, as a “reorganization” within the meaning of Sections 355 and 368(a)(1)(D) of the Code, and (b) this Agreement (including the Separation Step Plan attached hereto as Schedule 2.1(a)) is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);
WHEREAS, SpinCo and Parent have prepared, and SpinCo has filed with the U.S. Securities and Exchange Commission (the “SEC”), the Form 10 (as defined below), which includes the Information Statement, and which sets forth disclosure concerning SpinCo, the Separation and the Distribution;

WHEREAS, each of Parent and SpinCo has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of Parent, SpinCo and the members of their respective Groups following the Distribution; and
WHEREAS, the Parties acknowledge that this Agreement, the Ancillary Agreements and the Local Transfer Agreements represent the integrated agreement of Parent and SpinCo relating to the Separation and the Distribution, are being entered into together, and would not have been entered into independently.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Certain Defined Terms.
For the purpose of this Agreement, the following terms shall have the following meanings:
“3M Trademark Use Agreement” shall mean the 3M Trademark Use Agreement to be entered into by and between certain members of the Parent Group and the SpinCo Group in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.
“Action” shall mean any demand, action, claim (including any cross-claim or counterclaim), dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.
“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, solely for purposes of this Agreement, the Ancillary Agreements and the Local Transfer Agreements, (a) no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the Parent Group and (b) no member of the Parent Group shall be deemed to be an Affiliate of any member of the SpinCo Group.
“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but only agreements as to which no Third Party is a party) in connection with the Separation, the Distribution, or the other transactions contemplated by this Agreement, including the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Transition Contract Manufacturing Agreements, the Transition Distribution Services Agreement, the Stockholders Agreement, the Intellectual Property Matters Agreements, the Supply Agreements, the Real Estate License Agreements, the Research and Development Master Services Agreements and the agreements set forth on Schedule 1.1(a)(i) and any other agreement that by its express terms provides that it shall be an Ancillary Agreement for purposes of this Agreement, provided that the following shall not be deemed to be Ancillary Agreements: (i) Local Transfer Agreements, (ii) any agreement if the parties thereto do not include at least one member of the Parent Group and one member of the SpinCo Group, and (iii) the agreements set forth in Schedule 1.1(a)(ii).
“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.
“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.
“Cash” shall mean, as of any measurement time, the aggregate amount of cash, cash equivalents and marketable securities on hand or held in deposit, checking, money market or other similar accounts by, for the benefit of or in the name of, the members of the applicable Group, as determined in accordance with U.S. generally accepted accounting principles; provided that “Cash” (a) shall not include the aggregate amount of checks and drafts written by any member of the applicable Group that remain outstanding and (b) shall include the aggregate amount of all checks, drafts and wires deposited for the account of any member of the applicable Group that have not been credited by the receiving bank, in each case as of such measurement time. Any Cash that is not denominated in U.S. dollars shall, for purposes of the measurement of the Cash amount under this Agreement, be converted into U.S. dollars on the basis of the spot rate of exchange for such currency into U.S. dollars as published by Reuters at 5:00 p.m. Eastern time on the second (2nd) business day prior to the Effective Time.
“Cash Adjustment Amount” shall mean Parent’s good-faith calculation of the total amount of Cash of the SpinCo Group as of the Effective Time (after giving effect to the

Cash Transfer) in all jurisdictions minus $600,000,000 (which calculation may result in a positive or a negative number).
“Cash of the SpinCo Group” shall mean the amount of Cash in accounts held by or in the name of a member of the SpinCo Group.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
“Commercial Contracts” shall mean (a) commercial contracts or agreements of either Party or any member of its Group with a customer of any such Person (acting in such capacity), including distributor agreements, wholesaler agreements, dealer agreements or group purchasing organization agreements, and (b) supply contracts or agreements of either Party or any member of its Group with end-user customers, in each of clauses (a) and (b) as of immediately prior to the Effective Time.
“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions, variants, mutations or worsening thereof or related or associated epidemics, pandemics or disease outbreaks (including any subsequent waves).
“Customary Offering Actions” shall mean all actions by SpinCo that are requested by Parent to assist with respect to the consummation of the Distribution or any Disposition, as applicable, and any transactions in connection therewith, including: (a) participating in meetings, presentations and due diligence sessions, (b) assisting with the preparation of materials for presentations, memoranda and similar documents required in connection with any such transactions, (c) providing any financial information and other information about SpinCo and its Subsidiaries reasonably requested by Parent, and (d) authorizing and directing SpinCo’s auditors to provide customary cooperation, including comfort letters and authorization letters, in connection with any such transactions.
“Designated Time” shall mean, with respect to each jurisdiction, the time specified in Schedule 1.1(b).
“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any other member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, used for a distribution of securities in connection with the Distribution or for an offering of securities as contemplated by this Agreement, including an offering in connection with the SpinCo Financing Arrangements or any Disposition.
“Distribution Agent” shall mean the trust company or bank duly appointed by Parent to act as distribution agent, transfer agent and registrar for the SpinCo Shares in connection with the Distribution.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Parent Board in its sole and absolute discretion.
“Effective Time” shall mean 3:30 a.m., New York City time, on the Distribution Date.
“EHS Permits” shall mean Permits issued under Environmental Laws.
“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between Parent and SpinCo in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.
“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release, emission, or discharge of hazardous or toxic materials or solid, biological or medical waste or, as relates to exposure to Hazardous Materials present in the environment, the protection of or prevention of harm to human health and safety.
“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“Excluded Products” shall mean any of the following: (a) any products introduced by the SpinCo Group after the Effective Time that contain or are enabled by PFAS that are not supplied by the Parent Group; and (b) any products that are modified after the Effective Time to add, contain or become enabled by PFAS that are not supplied by the Parent Group, or with respect to which any modification is made after the Effective Time in the formulation or production of the product that changes the amount or type of PFAS contained in the product or the amount or type of PFAS enabling the product, in each case from and after the date of such modification.
“Force Majeure” shall mean, with respect to a Party, any of the following events: (i) acts of God, (ii) strikes, lockouts, other labor and industrial disputes and disturbances, (iii) civil disturbances, government requirements and regulations, directives, consent orders, court orders, accidents, acts of war or conditions arising out of or attributable to war or conflicts (whether declared or undeclared), (iv) inability to gain necessary regulatory or manufacturing approvals, permits, or licenses for the manufacture, disposal, sale, use, or other necessary operational requirement, (v) terrorism, rebellion, revolution, insurrection, riot, or invasion, (vi) fire, storm, flood, explosion, earthquake, elements of nature, unusually severe weather conditions, pandemics, epidemics, national or regional emergencies, (vii) shortage of, or inability or difficulty in procuring, necessary equipment, raw materials, power, or labor, or restrictions thereon or limitations upon the use thereof, and delays in transportation, and (viii) any other action taken to address stewardship or regulatory concerns.

“Form 10” shall mean the registration statement on Form 10 filed by SpinCo with the SEC to effect the registration of SpinCo Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.
“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.
“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.
“Group” shall mean either the SpinCo Group or the Parent Group, as the context requires.
“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.
“Healthcare Permits” shall mean Permits (including product approvals, certifications, licenses and authorizations granted by Governmental Authorities, such as US FDA 510(k) clearances, investigational device exemption approvals, premarket approvals, notified body approvals, and other regulatory body approvals) regulating the health care or pharmaceutical industries, related to SpinCo Products or to products of a similar type to any SpinCo Product or pertaining to the clinical testing, manufacture, marketing, distribution or wholesale of medical or pharmaceutical products or any other SpinCo Product or product of a similar type to any SpinCo Product.
“Hollow Fiber Membrane” shall mean a membrane with generally hollow cylindrical geometries having a thin polymeric wall that allows certain molecules or particles to pass through it while establishing a gradient for other molecules or particles.
“Industrial Adhesive” shall mean an adhesive (standalone or in tape) other than a Medical Grade Adhesive.
“Information Statement” shall mean the information statement to be made available to the holders of Parent Shares in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Insurance Proceeds” shall mean those monies:
(a)    received by an insured from an insurance carrier, including amounts actually received from a captive insurance program;
(b)    paid by an insurance carrier on behalf of the insured; or
(c)    received (including by way of set-off) from any third party in the nature of insurance in respect of any Liability;
in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.
“Intellectual Property Cross License Agreement” shall mean the Intellectual Property Cross License Agreement to be entered into by and between certain members of the Parent Group and the SpinCo Group in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.
“Intellectual Property Matters Agreements” shall mean, collectively, the Intellectual Property Cross License Agreement, the Transitional Trademark Cross License Agreement, and the 3M Trademark Use Agreement.
“Intellectual Property Rights” shall mean any and all common-law and statutory rights anywhere in the world arising under or associated with the following: (a) patents, patent applications, utility models, statutory invention registrations, certificates of invention, registered designs, utility models and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other designations of origin, including any registrations and applications for registration of any of the foregoing (“Trademarks”), (c) rights associated with Internet domain names, uniform resource locators, social media accounts or “handles” with Facebook, LinkedIn, Twitter and similar social media platforms, handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services (excluding Internet Protocol addresses) (“Internet Property Rights”), (d) copyrights and any other equivalent rights in works of authorship (including rights in software or databases as a work of authorship) and any other related rights of authors, and all registrations and applications for registration of any of the foregoing (“Copyrights”), (e) trade secrets and industrial secret rights and rights in know-how, inventions, data, and any other confidential or proprietary business or technical information, that derive independent economic value, whether actual or potential, from not being known to other persons (“Trade Secrets”), (f) all other similar or equivalent intellectual property or proprietary rights anywhere in the world (excluding IT Assets), and (g) know-how (i) not otherwise included in the preceding clause (e) embodying the foregoing, including blueprints, designs, design protocols, documentation, specifications for materials, parts, devices, and design tools, apparatus, reports, analyses, writings, materials, manuals, data, databases, and software, and (ii) relating to, embodying, or describing products, articles, apparatus, devices, processes, methods, formulae, recipes or other technical information (excluding IT Assets).

“Internal Investigation” shall mean any internal inquiry, investigation, probe, audit or inspection conducted by a member of the Parent Group or the SpinCo Group.
“Inventory” shall mean inventories of materials, supplies, goods in transit, customer returns, and work-in-process and finished goods and products, in each case of whatever kind, nature or description.
“IT Assets” shall mean all computer systems (including hardware, computers, servers, workstations, routers, hubs, switches, and data communication lines), network and telecommunications equipment, Internet-related information technology infrastructure, Internet Protocol addresses, other information technology equipment, software that is not a product or component of a product sold or licensed to customers by Parent Business or the SpinCo Business, and all associated documentation. For the avoidance of doubt, IT Assets do not include products and services sold or offered by a Party to customers and do not include the Assets described in Schedule 1.1(c).
“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, Permit, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.
“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, fines, settlements, sanctions, costs, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action (including any Third-Party Claim) or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.
“Local Transfer Agreements” means the Transfer Documents entered into between members of the Parent Group, on the one hand, and members of the SpinCo Group, on the other hand, to effectuate the transfers of Assets and Liabilities between members of the Parent Group and the SpinCo Group in connection with the Separation, either prior to the date of this Agreement or as contemplated by Section 2.19.
“Local Transition Agreements” means the agreements set forth on Schedule 1.1(w).
“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Maximum Transition Agreement Cap” shall be calculated as set forth on Schedule 1.1(x).
“Medical Device Assembly Product(s)” means a product that has both an Industrial Adhesive and a Medical Grade Adhesive, and is a subcomponent of a finished consumable health care or medical product.
“Medical Grade Adhesives” shall mean an adhesive (standalone or in a tape) that (1) is marketed to be in contact with human or animal tissue (including, for example, epithelial, muscle, nerve, connective, tendon, bone, dermal, artificial tissue, or teeth) and/or biological fluids (including, for example, human or animal exudate, blood, or oil); or (2) complies with at least one of ISO 13485 and ISO 10993; or (3) is marketed to be both (i) used in life science diagnostics (including, for example, animal genetic testing, biofluid diagnostics), and (ii) contact a biological, analyte, or medicinal sample in such applications, other than the Rapid Field.
“Medical Grade Films” shall mean a single or multi-layer film that (1) is marketed to be in contact with human or animal tissue (including, for example, epithelial, muscle, nerve, connective, tendon, bone, dermal, artificial tissue, and teeth) and/or biological fluids (including, for example, human or animal exudate, blood, and oil); or (2) complies with at least one of ISO 13485 and ISO 10993; or (3) is marketed to be both (i) used in life science diagnostics (including, for example, GMO testing, animal genetic testing, biofluid diagnostics), and (ii) in contact with a biological, analyte, or medicinal sample in such applications, other than the Rapid Field.
“Non-PFAS Environmental Liabilities” shall mean all Liabilities (including any contractual obligations) relating to, arising out of or resulting from any Hazardous Materials or Environmental Law (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take-back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith; provided that PFAS Liabilities shall not constitute Non-PFAS Environmental Liabilities.
“NYSE” shall mean the New York Stock Exchange.
“Parent Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or any other member of its Group, including the businesses, operations and activities set forth on Schedule 1.1(d)(i), other than the SpinCo Business and the businesses, operations and activities set forth on Schedule 1.1(d)(ii).
“Parent Cooling Field” shall have the meaning given to Company Cooling Field in the Intellectual Property Cross License Agreement.

“Parent Group” shall mean Parent and each Person that is a Subsidiary of Parent (other than SpinCo and any other member of the SpinCo Group).
“Parent Non-PFAS Environmental Liabilities” shall mean the Non-PFAS Environmental Liabilities of either Party or any other member of its Group that are not SpinCo Non-PFAS Environmental Liabilities, including the Non-PFAS Environmental Liabilities set forth on Schedule 1.1(e).
“Parent PFAS Liabilities” shall mean, collectively, without duplication:
(a) Liabilities relating to, arising out of or resulting from the litigation matters set forth on Schedule 1.1(f);
(b) Liabilities under the terms of the Settlement Agreement, dated June 22, 2023, by and between Public Water Systems and Parent;
(c) PFAS Liabilities relating to, arising out of or resulting from any Actions that (x) are first threatened, filed or commenced against the Parent Group or any member of the Parent Group by a Third Party following the Effective Time, and (y) do not involve any claims or allegations related to the conduct of the SpinCo Business, any SpinCo Asset, or any member of the SpinCo Group, whether or not a member of the SpinCo Group is named as a defendant, respondent or party to such Action. For purposes of this clause (c), SpinCo Group shall include all Subsidiaries of SpinCo formed or acquired after the Effective Time;
(d) PFAS Liabilities relating to, arising out of or resulting from Product Claims regarding the products of the Parent Business (x) manufactured at any time before, at or after the Effective Time (including, for the avoidance of doubt, any discontinued products of the Parent Business), or (y) with PFAS with a chemistry manufactured or used by Parent or any of its Subsidiaries at any time before, at or after the Effective Time;
(e) PFAS Liabilities related to, arising out of or resulting from (i) Site-Based PFAS Contamination, (ii) any Release of PFAS on any real property, or (iii) the presence of PFAS on any real property, in the case of each of clauses (i), (ii) or (iii) arising from the activities of the Parent Business as conducted on any such site owned, leased or operated by any member of the Parent Group (including, prior to the Effective Time, the members of the SpinCo Group) other than any SpinCo Real Property, whether arising before, at or after the Effective Time;
(f) Retained PFAS Product Liabilities;
(g) Retained Site-Related PFAS Liabilities; and
(h) any other PFAS Liability that is not of a category addressed in clauses (a) through (g) above, to the extent relating to, arising out of or resulting from (x) the business, operations and activities of the Parent Business as conducted at any time prior to, at, or after the Effective Time, or (y) any Parent Asset;

provided that Parent PFAS Liabilities shall not include costs incurred by a member of the SpinCo Group based on compliance in the ordinary course of business with Laws governing PFAS, including compliance with permitting requirements or operational emission or discharge limits involving PFAS (and such costs shall be SpinCo PFAS Liabilities).
“Parent Shared Commercial Contract” shall mean a Commercial Contract that is not exclusively related to the Parent Business and is not a SpinCo Contract.
“Parent Shares” shall mean the shares of common stock, par value $0.01 per share, of Parent.
“Parties” shall mean the parties to this Agreement, and each a “Party.”
“Permits” shall mean permits, approvals, authorizations, consents, licenses, registrations or certificates issued by any Governmental Authority.
“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.
“PFAS” shall mean any per- or poly-fluoroalkyl substance that contains at least one fully fluorinated methyl or methylene carbon atom (without any hydrogen, chlorine, bromine, or iodine atom attached to it).
“PFAS Liabilities” shall mean all Liabilities of either Party or the members of its Group to the extent relating to, arising out of or resulting from (a) the presence, discharge, use, release of or exposure to PFAS, (b) investigation, monitoring, cleanup, removal or remediation of PFAS, (c) damages or injury from PFAS, or (d) Laws regulating PFAS.
“Post-Sale PFAS” shall mean PFAS (a) accumulated by a product of the SpinCo Group as a result of its use (whether or not the product is being used as directed), including through filtration, purification or similar application or (b) otherwise added to a product of the SpinCo Group after it is sold.
“Previously Divested Business” shall mean businesses, operations or activities of the Parent Group (including the members of the SpinCo Group) that have been terminated, divested or discontinued prior to the Distribution.
“Prime Rate” shall mean the rate last quoted as of the time of determination by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate as of such time, or, if such rate is no longer quoted therein, then any similar rate quoted therein (as determined by Parent) or any similar release by the Federal Reserve Board (as determined by Parent).

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by or for attorneys or under their direction (including attorney work product), or information conveying or reflecting the legal advice of counsel, as to which a Party or any other member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and attorney work product privileges.
“Product Claims” shall mean Third-Party Claims specifically alleging (including Actions based on underlying claims specifically alleging) harms arising from products, including product defect claims, personal injury claims in which the alleged injury is attributed to a product, consumer protection claims related to a product, claims alleging fraud with respect to a product, “failure to disclose” claims related to a product, indemnity claims related to a product, breach of contract claims related to a product and product labelling or product advertising claims, subject to the parenthetical in clause (a) of the definition of “Retained Site-Related PFAS Liabilities”.
“Rapid Field” shall mean any sampling, collection, detection, and/or identification of aerosols where the sampling or detecting device includes an electrostatically charged nonwoven media on which a sample is incident.
“Real Estate License Agreements” shall mean the real estate license agreements to be entered into by and between certain members of the Parent Group and the SpinCo Group in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as they may be amended from time to time.
“Record Date” shall mean the close of business on the date to be determined by the Parent Board as the record date for determining holders of Parent Shares entitled to receive SpinCo Shares pursuant to the Distribution.
“Record Holders” shall mean the holders of record of Parent Shares as of the Record Date.
“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).
“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.
“Research and Development Master Services Agreements” shall mean the Research and Development Master Services Agreements to be entered into by and between Parent and SpinCo in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as they may be amended from time to time.

“Retained PFAS Product Liabilities” shall mean PFAS Liabilities (other than PFAS Liabilities specified in clauses (a) through (e) of the definition of Parent PFAS Liabilities) to the extent relating to, arising out of or resulting from:
(a) any Product Claims based on the alleged presence of PFAS (other than Post-Sale PFAS) contained in one or more Specified SpinCo PFAS Products, in each case in which the Specified SpinCo PFAS Products at issue were sold by SpinCo to a Third Party prior to January 1, 2026; and
(b) any Product Claims based on the alleged presence of Post-Sale PFAS in or on one or more products of the SpinCo Group, in each case in which SpinCo is able to demonstrate that the applicable product was sold by Parent or its Subsidiaries (including SpinCo or any member of the SpinCo Group) to a Third Party prior to the Effective Time;
provided, that (x) with respect to any Product Claims described in the foregoing clause (a) involving products sold both before January 1, 2026 and on or after January 1, 2026, the percentage of the Liabilities relating to, arising out of or resulting from such Product Claims that constitute Retained PFAS Product Liabilities shall be equal to the percentage of the relevant sales of the underlying product that occurred before January 1, 2026 and (y) with respect to any Product Claims described in the foregoing clause (b) involving products sold to a Third Party both prior to the Effective Time (as demonstrated by SpinCo) and after the Effective Time, the percentage of the Liabilities relating to, arising out of or resulting from such Product Claims that constitute Retained PFAS Product Liabilities shall be equal to the percentage of the relevant sales of the underlying product that SpinCo can demonstrate occurred prior to the Effective Time.
“Retained Site-Related PFAS Liabilities” shall mean PFAS Liabilities (other than Parent PFAS Liabilities specified in clauses (a) through (e) of the definition thereof) relating to, arising out of or resulting from any Third-Party Claims with respect to:
(a) Site-Based PFAS Contamination (including Third-Party Claims specifically alleging harms arising from products, to the extent the applicable product was contaminated with PFAS as a result of Site-Based PFAS Contamination, which shall not constitute Product Claims hereunder);
(b) any Release of PFAS on any real property; or
(c) the presence of PFAS on any real property;
in the case of each of clauses (a), (b) or (c) arising from the activities of the SpinCo Business prior to the Effective Time as conducted at any SpinCo Real Property, at any sites owned, leased or operated by the SpinCo Business prior to the Effective Time, or at any other sites at which the SpinCo Business was otherwise conducted prior to the Effective Time; provided that a Liability shall not be a Retained Site-Related PFAS Liability (and, for the avoidance of doubt, shall be a SpinCo PFAS Liability): (i) if the applicable PFAS consists of a chemistry that was never manufactured or used by any of Parent or any of its Subsidiaries prior to the Effective Time; (ii)

if the PFAS Liability relates to, arises out of or results from a Release from any fire protection system (including any Release of Aqueous Film Forming Foam) following the Effective Time; or (iii) to the extent that the applicable PFAS Liability resulted from either an action taken by any member of the SpinCo Group following the Effective Time or from any failure by a member of the SpinCo Group following the Effective Time to use commercially reasonable efforts that are consistent with then-current industry standards to avoid contamination (in which case, the portion of the PFAS Liability attributable to SpinCo’s action, inaction or failure shall not be a Retained Site-Related PFAS Liability).
“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.
“Selected Stock Exchange” shall mean the NYSE.
“Shared Commercial Contracts” shall mean, collectively, the Parent Shared Commercial Contracts and the SpinCo Shared Commercial Contracts.
“Shared Contract” shall mean any contract or agreement between a member of either Group and a Third Party existing as of immediately prior to the Effective Time that relates in any material respect to both the SpinCo Business and the Parent Business, other than leases and licenses for occupying real property.
“Site-Based PFAS Contamination” shall mean PFAS contamination alleged to arise from a facility, site or other real property location, other than contamination that is alleged to have arisen at a real property location specifically as a result of the presence, disposal or use of a product.
“Specified Entities” shall mean the entities listed on Schedule 1.1(g).
“Specified Jurisdiction” shall mean the jurisdictions listed on Schedule 1.1(h).
“Specified SpinCo PFAS Products” shall mean the products of the SpinCo Group (whether produced before, at or after the Effective Time) alleged to contain or be enabled by PFAS, including the SpinCo Products set forth on Schedule 1.1(i), provided that an Excluded Product shall not constitute a Specified SpinCo PFAS Product.
“SpinCo Accounts Payable” shall mean, collectively, (a) the accounts payable as of immediately prior to the Effective Time generated in the name of a Specified Entity from and after the applicable Designated Time, (b) the accounts payable as of immediately prior to the Effective Time in the name of a member of the SpinCo Group other than a Specified Entity, and (c) the accounts payable of either Party or any of the members of its Group as of immediately prior to the Effective Time attributable to the SpinCo Business in the Specified Jurisdictions.

“SpinCo Accounts Receivable” shall mean, collectively, (a) the accounts receivable as of immediately prior to the Effective Time generated in the name of a Specified Entity from and after the applicable Designated Time, (b) the accounts receivable as of immediately prior to the Effective Time in the name of a member of the SpinCo Group other than a Specified Entity, and (c) the accounts receivable of either Party or any of the members of its Group as of immediately prior to the Effective Time attributable to the SpinCo Business in the Specified Jurisdictions.
“SpinCo Business” shall mean (a) the businesses, operations and activities of the Health Care reporting segment of Parent conducted as of immediately prior to the Effective Time by either Party or any of its Subsidiaries, (b) the businesses, operations and activities set forth on Schedule 1.1(j)(i), (c) each Previously Divested Business that at the time of termination, divestment or discontinuation primarily related to the Health Care reporting segment of Parent, and (d) the Previously Divested Businesses set forth on Schedule 1.1(j)(ii), provided that none of the businesses, operations and activities set forth on Schedule 1.1(j)(iii) shall be included in the SpinCo Business.
“SpinCo Bylaws” shall mean the Amended and Restated Bylaws of SpinCo, substantially in the form of Exhibit B.
“SpinCo Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of SpinCo, substantially in the form of Exhibit A.
“SpinCo Contracts” shall mean the following contracts and agreements to which either Party or any other member of its Group is a party or by which it or any other member of its Group or any of their respective Assets is bound, whether or not in writing, in each case as in effect as of immediately prior to the Effective Time:
(a)     any contracts or agreements with a Third Party related exclusively to the SpinCo Business or any SpinCo Asset, including any interest rate, currency, commodity or other forward, swap, collar, cap or other hedging or similar agreements or arrangements exclusively related to the SpinCo Business;
(b)    any SpinCo Shared Commercial Contracts;
(c)    any contractual guarantee, indemnity, representation, covenant, warranty or other similar contractual Liability of either Party or any other member of its Group in respect of any other SpinCo Contract, any SpinCo Liability or the SpinCo Business;
(d)    any contract or agreement that (x) is expressly contemplated by this Agreement or any of the Ancillary Agreements to be assigned to SpinCo or any other member of the SpinCo Group, or (y) is specifically identified in a Local Transfer Agreement as transferring to SpinCo or any other member of the SpinCo Group, and is not expressly contemplated by this Agreement or any of the Ancillary Agreements to be retained by Parent or any other member of the Parent Group;

(e)     any credit agreement, indenture, note or other financing agreement or instrument entered into by SpinCo and/or any other member of the SpinCo Group in connection with the Separation, including any SpinCo Financing Arrangements;
(f)    any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the SpinCo Group;
(g)    any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any SpinCo Group Employee, consultants or advisors of the SpinCo Group that are in effect as of the Effective Time (excluding, for the avoidance of doubt, pension plan matters, which shall be solely governed by the Employee Matters Agreement); and
(h)    any contracts, agreements or settlements set forth on Schedule 1.1(k), including the right to recover any amounts under such contracts, agreements or settlements.
Notwithstanding the foregoing, SpinCo Contracts shall not in any event include any contract or agreement that (x) is expressly contemplated pursuant to any provision of this Agreement or any Ancillary Agreement to be retained by Parent or any other member of the Parent Group from and after the Effective Time or (y) is specifically identified in a Local Transfer Agreement to be retained by Parent or any other member of the Parent Group (and is not expressly contemplated pursuant to any provision of this Agreement or any Ancillary Agreement to constitute a SpinCo Contract from and after the Effective Time).
“SpinCo Customer Incentive Plan Accruals” shall mean all accruals of either Party or any other member of its Group, in each case as of the applicable Designated Time, in respect of sales discounts, rebates and customer incentive plan for products of the SpinCo Group, subject to the principles set forth on Schedule 1.1(l).
“SpinCo Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Parent that will be members of the SpinCo Group as of immediately prior to the Effective Time.
“SpinCo Field” shall have the meaning given to it in the Intellectual Property Cross License Agreement.
“SpinCo Group” shall mean (a) prior to the Effective Time, SpinCo and each Person that will be a Subsidiary of SpinCo as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of SpinCo, and (b) on and after the Effective Time, SpinCo and each Person that is a Subsidiary of SpinCo.
“SpinCo Group Employee” shall have the meaning set forth in the Employee Matters Agreement.

“SpinCo Intellectual Property Rights” shall mean (a) the Intellectual Property Rights set forth on Schedule 1.1(m)(i), and (b) except as set forth on Schedule 1.1(m)(ii), any Intellectual Property Right that is owned by either Party or any of the members of its Group as of immediately prior to the Effective Time and that is primarily used or primarily held for use in the operation of the SpinCo Business.
“SpinCo Inventory” shall mean all Inventory that is owned by a member of the SpinCo Group as of the Effective Time.
“SpinCo IT Assets” shall mean, collectively, (a) (i) all IT Assets dedicated to manufacturing Assets that constitute SpinCo Assets (together with the software applications loaded therein) owned or leased by either Party or any other member of its Group as of immediately prior to the Effective Time, (ii) all infrastructure site information technology hardware owned by either Party or any other member of its Group as of immediately prior to the Effective Time that is located on a SpinCo Real Property, (iii) those Internet Protocol addresses set forth on Schedule 1.1(n), and (iv) all information technology hardware owned or licensed by either Party or any other member of its Group as of immediately prior to the Effective Time that are used exclusively or primarily by end-users of the SpinCo Business, other than any such information technology hardware that is leased under a Shared Contract or is located at a site that is not a SpinCo Real Property; and (b) all IT Assets that are software applications owned or licensed by either Party or any other member of its Group as of immediately prior to the Effective Time that are exclusively or primarily used by the SpinCo Business; provided that licensed software shall only be included to the extent that the license for such software is a SpinCo Contract or SpinCo independently has its own license for such software).
“SpinCo Leased Real Property” shall mean the real properties or real property interests leased or licensed by either Party or any member of its Group as a lessor or licensee pursuant to the leases or locations listed on Schedule 1.1(o), together any fixtures or appurtenances associated therewith.
“SpinCo Non-PFAS Environmental Liabilities” shall mean, collectively, all Non-PFAS Environmental Liabilities of either Party or any other member of its Group (a) set forth on Schedule 1.1(p), (b) related to, arising out of or resulting from SpinCo Real Property; (c) relating to, arising out of or resulting from a product of the SpinCo Business and not relating to, arising out of, or resulting from real property; or (d) to the extent relating to, arising out of or resulting from (x) the business, operations and activities of the SpinCo Business as conducted at any time prior to, at, or after the Effective Time by either Party or any of its current or former Subsidiaries, or (y) any SpinCo Asset and, in each case, not relating to, arising out of, or resulting from real property or a product.
“SpinCo Owned Real Property” shall mean the real property and real property interests listed on Schedule 1.1(q), together with any fixtures or appurtenances associated therewith.
“SpinCo Permits” shall mean, collectively, (a) all Trade Permits held by a Transferred Entity as of immediately prior to the Effective Time, (b) all Healthcare Permits held by either Party or any other member of its Group as of the Effective Time that relate to either (i) products with aggregate global sales revenues for the nine months ended September 30, 2023 that were more than fifty percent (50%) attributable to the SpinCo Business, (ii) products of the SpinCo Business as of the Effective Time with no global sales revenues in the period from January 1, 2023 through the Effective Time, or (iii) products in development by the SpinCo Business as of immediately prior to the Effective Time, (c) (x) all EHS Permits held by either Party or any other member of its Group as of immediately prior to the Effective Time that primarily relate to a SpinCo Real Property and (y) all EHS Permits that are held by or in the name of (in whole or in part) a Transferred Entity as of immediately prior to the Effective Time (to the extent allocated by the terms of such Permit to the SpinCo Group or the SpinCo Business), including the EHS Permits and applications for EHS Permits set forth on Schedule 1.1(r), and (d) all Permits (other than Trade Permits, Healthcare Permits obtained prior to January 1, 2023 or EHS Permits) that are held by a Transferred Entity as of immediately prior to the Effective Time.
“SpinCo PFAS Liabilities” shall mean (x) all PFAS Liabilities to the extent relating to, arising out of or resulting from the business, operations and activities of the SpinCo Business as conducted at any time at or after the Effective Time by any member of the SpinCo Group (for purposes of this definition, SpinCo Group shall include all Subsidiaries of SpinCo formed or acquired after the Effective Time), other than any Parent PFAS Liabilities, and (y) all PFAS Liabilities relating to, arising out of or resulting from any Product Claims to the extent based on alleged harm from the presence of Post-Sale PFAS in or on one or more products of the SpinCo Group that are not Retained PFAS Product Liabilities.
“SpinCo Products” shall mean those products and brands set forth on Schedule 1.1(s).
“SpinCo Real Property” shall mean, collectively, the SpinCo Owned Real Property and the SpinCo Leased Real Property.
“SpinCo Shared Commercial Contracts” are the Contracts described on Schedule 1.1(t).
“SpinCo Shares” shall mean shares of common stock, par value $0.01 per share, of SpinCo.
“SpinCo Tangible Personal Property” shall mean (a) all Tangible Personal Property owned by either Party or any other member of its Group as of immediately prior to the Effective Time that is allocated to the SpinCo Group according to the asset list referenced in Schedule 1.1(u)(i) and (b) for Tangible Personal Property not allocated in the asset list referenced in Schedule 1.1(u)(i), (i) all such Tangible Personal Property owned by either Party or any other member of its Group as of immediately prior to the Effective Time that is located at a SpinCo Real Property or other real property (or portion thereof) occupied by the SpinCo Group (other than (x) Tangible Personal Property primarily used in connection with the Parent Business and (y) any fixture or furniture that is located at real property (or a portion thereof) leased or licensed by the SpinCo Group if the owner or lessor under the master lease is a member of the Parent

Group), (ii) all such Tangible Personal Property owned by either Party or any other member of its Group as of immediately prior to the Effective Time that is located at a real property (or portion thereof) that constitutes a Parent Asset or is occupied by the Parent Group and is primarily used in connection with the SpinCo Business, and (iii) Tangible Personal Property of a type set forth on Schedule 1.1(u)(ii) that is primarily associated with SpinCo Group Employees.
“Stockholders Agreement” shall mean the Stockholder and Registration Rights Agreement to be entered into by and between Parent and SpinCo in connection with the Separation, the Distribution, the Dispositions or the other transactions contemplated by this Agreement, as it may be amended from time to time.
“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.
“Supply Agreements” shall mean the Master Supply Agreements to be entered into by and between Parent and SpinCo in connection with the Separation and the Distribution, as they may be amended from time to time.
“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.
“Tangible Personal Property” shall mean personal property, fixtures, machinery, furniture, office equipment, laboratory equipment, automobiles, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models, and other tangible personal property, but shall exclude IT Assets and Inventory.
“Tax” shall have the meaning set forth in the Tax Matters Agreement.
“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Parent and SpinCo in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement, as it may be amended from time to time.
“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.
“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.
“Trade Laws” shall mean any Law relating to, regulating, prohibiting or imposing requirements with respect to the trade, export, import, customs, sanctions, embargo or boycott of goods (including technical data, Intellectual Property Rights and technology) and services, including any requirements of a Governmental Authority promulgated pursuant to any such Law.

“Trade Permits” shall mean Permits issued under applicable Trade Laws.
“Transactions” shall mean, collectively, the Distribution and any Dispositions, and each a “Transaction.”
“Transferred Entities” shall mean the entities set forth on Schedule 1.1(v).
“Transition Arrangements” means the transition services and other transitional arrangements between the Parent Group and SpinCo Group pursuant to the Transition Contract Manufacturing Agreements, the Transition Distribution Services Agreements, the Transition Services Agreement, the Intellectual Property Cross License Agreement, the Transitional Trademark Cross License Agreement, the 3M Trademark Use Agreement, the Real Estate License Agreements, the Research and Development Master Services Agreements, the Supply Agreements, and Schedule 1.1(y).
“Transition Contract Manufacturing Agreements” shall mean the one or more Transition Contract Manufacturing Agreements entered into or to be entered into by and between Parent and SpinCo or the members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, each as it may be amended from time to time.
“Transition Distribution Services Agreements” shall mean the one or more Transition Distribution Services Agreements entered into or to be into by and between Parent and SpinCo or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.
“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between Parent and SpinCo in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.
“Transition Support Termination” shall mean the effective date of the termination or expiration of the applicable Transition Arrangement.
“Transitional Trademark Cross License Agreement” shall mean the Transitional Trademark Cross License Agreement to be entered into by and among Parent, SpinCo and the applicable members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.
Section 1.2    Other Defined Terms.

Term	Section

Agreement	Preamble

Approved Industrial Adhesives	Section 5.7(a)
Arbitration Procedures	Section 7.5
Cash Adjustment Notification Date	Section 2.18(a)
Cash Transfer	Section 2.14(a)
CEO Negotiation Request	Section 7.3
Chosen Courts	Section 10.2(b)
control	Definition of Affiliate
Copyrights	Definition of Intellectual Property Rights
Covered Policies	Section 5.1(b)
CPR	Section 7.4
D&O Policies	Section 5.5
Delayed Parent Asset	Section 2.4(h)
Delayed Parent Liability	Section 2.4(h)
Delayed SpinCo Asset	Section 2.4(c)
Delayed SpinCo Liability	Section 2.4(c)
Delayed Transferred Assets	Section 2.11
Delayed Transferred Parent Asset	Section 2.11
Delayed Transferred SpinCo Asset	Section 2.10
Dispositions	Recitals
Dispute	Section 7.1
Distribution	Recitals
e-mail	Section 10.5
Government Investigation	Section 4.11(e)
Indemnifying Party	Section 4.4(a)
Indemnitee	Section 4.4(a)
Indemnity Payment	Section 4.4(a)
Initial Notice	Section 7.1
Internet Property Rights	Definition of Intellectual Property Rights
Joint Actions	Section 4.11(c)
Legal Holds	Section 6.5
Managing Party	Section 4.11(d)
Mediation Request	Section 7.4
Misallocated Asset	Section 2.1(c)
Misallocated Liability	Section 2.1(c)
Non-Managing Party	Section 4.11(d)
Officer Negotiation Request	Section 7.2
Parent	Preamble
Parent Accounts	Section 2.9(a)
Parent Assets	Section 2.2(b)
Parent Board	Recitals
Parent Directed Actions	Section 4.11(b)(i)

Parent Indemnitees	Section 4.2
Parent Liabilities	Section 2.3(b)
Parent Restricted Employees	Section 5.6(a)
PFAS Products	Section 5.7(f)
Post-Separation Effective Times	Section 2.19
Post-Separation Transferred Assets and Liabilities	Section 2.19
Procedure	Section 7.4
Retained Stock	Recitals
SEC	Recitals
Separation	Recitals
Separation Step Plan	Section 2.1(a)
Specified Ancillary Agreement	Section 10.18(b)
SpinCo	Preamble
SpinCo Accounts	Section 2.9(a)
SpinCo Assets	Section 2.2(a)
SpinCo Cash	Section 2.2(a)(ii)
SpinCo Contribution	Recitals
SpinCo Directed Actions	Section 4.11(a)(i)
SpinCo Financing Arrangements	Section 2.14(a)
SpinCo Indemnitees	Section 4.3
SpinCo Liabilities	Section 2.3(a)
SpinCo Restricted Employees	Section 5.6(b)
Straddle Period	Section 2.15
Third-Party Claim	Section 4.5(a)
Trade Secrets	Definition of Intellectual Property Rights
Trademarks	Definition of Intellectual Property Rights
Transfer Documents	Section 2.1(b)
Transition Committee	Section 2.16
Unreleased Parent Liability	Section 2.5(b)(ii)
Unreleased SpinCo Liability	Section 2.5(a)(ii)
ARTICLE II
THE SEPARATION
Section 2.1    Transfer of Assets and Assumption of Liabilities.
(a)    Subject to Section 2.4, Section 2.10, Section 2.11 and Section 2.19, at or prior to the Effective Time and prior to the Distribution, in accordance with the plan and structure set forth on Schedule 2.1(a) (the “Separation Step Plan”):
(i)    Transfer and Assignment of SpinCo Assets. Parent shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to SpinCo, or the applicable SpinCo Designees, and SpinCo or such SpinCo Designees shall accept from Parent and the applicable members of the Parent Group, all of Parent’s and such Parent Group member’s respective direct or indirect right, title and interest in and to all of the SpinCo Assets (it being understood that if any SpinCo Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such SpinCo Asset shall be deemed assigned, transferred, conveyed and delivered to SpinCo as a result of the transfer of all of the equity interests in such Transferred Entity from Parent or the applicable members of the Parent Group to SpinCo or the applicable SpinCo Designee);
(ii)    Acceptance and Assumption of SpinCo Liabilities. SpinCo and the applicable SpinCo Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all of the SpinCo Liabilities in accordance with their respective terms. SpinCo and such SpinCo Designees shall be responsible for all SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined (including any SpinCo Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or under any other legal theory, by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;
(iii)    Transfer and Assignment of Parent Assets. Parent and SpinCo shall cause SpinCo and the SpinCo Designees to contribute, assign, transfer, convey and deliver to Parent or certain members of the Parent Group designated by Parent, and Parent or such other members of the Parent Group shall accept from SpinCo and the SpinCo Designees, all of SpinCo’s and such SpinCo Designees’ respective direct or indirect right, title and interest in and to all Parent Assets held by SpinCo or a SpinCo Designee; and
(iv)    Acceptance and Assumption of Parent Liabilities. Parent and certain members of the Parent Group designated by Parent shall accept and assume and agree faithfully to perform, discharge and fulfill all of the Parent Liabilities held by SpinCo or any SpinCo Designee and Parent and the applicable members of the Parent Group shall be responsible for all Parent Liabilities in accordance with their respective terms, regardless of when or where such Parent Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Parent Liabilities are asserted or determined (including any such Parent Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or under any other legal theory by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.
(b)    Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), and without prejudice to any actions taken to implement, or documents entered into between or among any of the Parties or members of their respective Groups to implement, or in furtherance of, the Separation Step Plan prior to the date hereof, (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) (including any documents entered into between or among any of the Parties or members of their respective Groups to implement or in furtherance of the Separation Step Plan prior to the date hereof) shall be referred to collectively herein as the “Transfer Documents.”
(c)    Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any other member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement or is specifically identified as being allocated to the other Party (or any member of such Party’s Group) pursuant to a Local Transfer Agreement, and is not expressly contemplated by this Agreement or any of the Ancillary Agreements to be retained by the first party or any other member of the first party’s Group (such asset, a “Misallocated Asset”), such Party shall promptly transfer, or cause to be transferred, ownership of such Misallocated Asset to the Party so entitled thereto (or to any other member of such Party’s Group), and such Party (or such other member of such Party’s Group) so entitled thereto shall accept ownership of such Misallocated Asset. Prior to any such transfer, the Person receiving or possessing such Misallocated Asset shall hold such Misallocated Asset in trust for such other Person. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any other member of such Party’s Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any other member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement or is specifically identified as being allocated to the other Party (or any member of such Party’s Group) pursuant to a Local Transfer Agreement and not expressly contemplated by this Agreement or any of the Ancillary Agreements to be allocated to the first Party (or any other member of such Party’s Group) (such Liability, a “Misallocated Liability”), such Party shall promptly transfer, or cause to be transferred, such Misallocated Liability to the Party responsible therefor (or to any other member of such Party’s Group), and such Party (or such other member of such Party’s Group) responsible therefor shall accept, assume and agree to faithfully perform such Misallocated Liability. Status as a Delayed Transferred SpinCo Asset or Delayed Transferred Parent Asset shall not cause such Asset to be considered a Misallocated Asset. The provisions of this Section 2.1(c) shall only apply to Post-Separation Transferred Assets and Liabilities following the applicable Post-Separation Effective Times.
(d)    Waiver of Bulk-Sale and Bulk-Transfer Laws. To the extent permissible under applicable Law, SpinCo hereby waives compliance by each and every member of the Parent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group. To the extent permissible under applicable Law, Parent hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Parent Assets to any member of the Parent Group.
Section 2.2    SpinCo Assets; Parent Assets.
(a)    SpinCo Assets. For purposes of this Agreement, “SpinCo Assets” shall mean, collectively, the following:
(i)    all issued and outstanding capital stock or other equity interests of the Transferred Entities and the entities set forth on Schedule 2.2(a)(i) that are owned by either Party or any members of its Group as of immediately prior to the Effective Time;
(ii)    all Cash of the SpinCo Group as of the Effective Time (“SpinCo Cash”);
(iii)    all Assets of either Party or any of the members of its Group as of immediately prior to the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be transferred to SpinCo or any other member of the SpinCo Group;
(iv)     all Assets of either Party or any of the members of its Group as of immediately prior to the Effective Time that are specifically identified in a Local Transfer Agreement as Assets to be transferred to SpinCo or any other member of the SpinCo Group, and are not expressly contemplated by this Agreement or any of the Ancillary Agreements to be retained by Parent or any other member of the Parent Group;

(v)    all SpinCo Contracts and all rights, interests or claims of either Party or any of the members of its Group thereunder as of immediately prior to the Effective Time;
(vi)    all SpinCo Real Property;
(vii)    all SpinCo Tangible Personal Property;
(viii)    all SpinCo Intellectual Property Rights, including any goodwill appurtenant to any Trademarks included in the SpinCo Intellectual Property Rights and the right to seek, recover and retain damages for infringement of any SpinCo Intellectual Property Rights;
(ix)    all SpinCo IT Assets; provided, that with respect to software, any and all software embedded therein shall not be a SpinCo IT Asset if the transfer of such software to SpinCo or any other member of the SpinCo Group in connection with the transactions contemplated by this Agreement is not permitted by applicable Law or the terms of the applicable Contract;
(x)    all SpinCo Permits and all rights, interests or claims of either Party or any of the members of its Group thereunder as of immediately prior to the Effective Time;
(xi)    all SpinCo Accounts Receivable;
(xii)    all SpinCo Inventory;
(xiii)    all Assets of either Party or any of the members of its Group as of the Effective Time that are primarily related to the SpinCo Business and that are of a category of asset that is not addressed in subsections (i)-(xii) of this Section 2.2(a); and
(xiv) any and all Assets set forth on Schedule 2.2(a)(xiv).
Notwithstanding the foregoing, the SpinCo Assets shall not in any event include any Asset referred to in clauses (i) through (xii) of Section 2.2(b).
(b)    Parent Assets. For the purposes of this Agreement, “Parent Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time, other than the SpinCo Assets, it being understood that, notwithstanding anything herein to the contrary, the Parent Assets shall include:
(i)    all Cash of either Party or any of the members of its Group as of the Effective Time other than the SpinCo Cash;
(ii)    all Assets of either Party or any of the members of its Group as of immediately prior to the Effective Time that are contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Parent or any other member of the Parent Group;
(iii)    all Assets of either Party or any of the members of its Group as of immediately prior to the Effective Time that are specifically identified in a Local Transfer Agreement as Assets to be retained by Parent or any other member of the Parent Group, and are not expressly contemplated by this Agreement or any of the Ancillary Agreements to be allocated to SpinCo or any other member of the SpinCo Group;
(iv)    all contracts and agreements of either Party or any of the members of its Group as of immediately prior to the Effective Time other than the SpinCo Contracts;
(v)    all real property and real property interests, other than SpinCo Real Property, owned by either Party or any other member of its Group as of immediately prior to the Effective Time;
(vi)    all Tangible Personal Property, other than SpinCo Tangible Personal Property, of either Party or any of the members of its Group as of immediately prior to the Effective Time;
(vii)    all Intellectual Property Rights, other than the SpinCo Intellectual Property Rights, owned by either Party or any of the members of its Group as of immediately prior to the Effective Time;
(viii)    all IT Assets, other than SpinCo IT Assets, of either Party or any other member of its Group as of immediately prior to the Effective Time;
(ix)    all Permits, other than the SpinCo Permits, of either Party or any of the members of its Group as of immediately prior to the Effective Time;
(x)    all accounts receivable, other than the SpinCo Accounts Receivable, of either Party or any of the members of its Group as of immediately prior to the Effective Time;
(xi)    all Inventory, other than SpinCo Inventory, of either Party or any of the members of its Group as of immediately prior the Effective Time; and
(xii)    any and all Assets set forth on Schedule 2.2(b)(xii).

Section 2.3    SpinCo Liabilities; Parent Liabilities.
(a)    SpinCo Liabilities. For the purposes of this Agreement, “SpinCo Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:
(i)    all Liabilities, other than SpinCo Non-PFAS Environmental Liabilities and SpinCo PFAS Liabilities, to the extent relating to, arising out of or resulting from (x) the business, operations and activities of the SpinCo Business as conducted at any time prior to, at, or after the Effective Time by either Party or any of its current or former Subsidiaries, or (y) any SpinCo Asset;
(ii)    any and all Liabilities of either Party or any of the members of its Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, and all agreements, obligations and Liabilities of any member of the SpinCo Group under this Agreement or any of the Ancillary Agreements;
(iii)    any and all Liabilities of either Party or any of the members of its Group as of the Effective Time that are specifically identified in any Local Transfer Agreement as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, and all agreements, obligations and Liabilities of any member of the SpinCo Group under such Local Transfer Agreement;
(iv)    all SpinCo Non-PFAS Environmental Liabilities;
(v)    all SpinCo PFAS Liabilities;
(vi)    all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in Section 2.3(b)(ii);
(vii)    any and all Liabilities of either Party or any of the members of its Group to the extent relating to, arising out of or resulting from the SpinCo Financing Arrangements;
(viii)    any and all Liabilities to the extent relating to, arising out of or resulting from the SpinCo Accounts Payable;
(ix)    any and all SpinCo Customer Incentive Plan Accruals;

(x)    any and all product warranty liabilities of either Party or any of the members of its Group to the extent relating to, arising out of or resulting from a product of the SpinCo Business (whether by operation of Law, contract or otherwise), other than PFAS Liabilities;
(xi)    any and all Liabilities set forth on Schedule 2.3(a)(xi); and
(xii)    all Liabilities (other than Parent Non-PFAS Environmental Liabilities or Parent PFAS Liabilities) arising out of claims made by any Third Party (including Parent’s or SpinCo’s respective directors, officers, shareholders/stockholders, employees and agents) against any member of the Parent Group or the SpinCo Group to the extent relating to, arising out of or resulting from (x) the business, operations and activities of the SpinCo Business as conducted at any time prior to, at, or after the Effective Time by either Party or any of its current or former Subsidiaries (including any member of the Parent Group’s management, oversight, supervision or operation of the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities prior to the Effective Time), (y) any SpinCo Asset or (z) the other business, operations, activities or Liabilities of SpinCo referred to in clauses (i) through (xi) of this Section 2.3(a);
provided that, notwithstanding the foregoing, the Parties agree that any Liabilities of any member of the Parent Group pursuant to the Ancillary Agreements shall not be SpinCo Liabilities, but instead shall be Parent Liabilities.
(b)    Parent Liabilities. For the purposes of this Agreement, “Parent Liabilities” shall mean:
(i)     all Parent Non-PFAS Environmental Liabilities, all Parent PFAS Liabilities, and all other Liabilities of either Party or the members of its Group as of the Effective Time that are not SpinCo Liabilities;
(ii)    solely with respect to the statements set forth on Schedule 2.3(b)(ii), all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading;
(iii)    any and all Liabilities to the extent relating to, arising out of or resulting from the accounts payable of either Party or any of the members of its Group as of the Effective Time other than the SpinCo Accounts Payable;
(iv)    all Liabilities arising out of claims made by any Third Party (including Parent’s or SpinCo’s respective directors, officers, shareholders/stockholders, employees and agents) against any member of the Parent Group or the SpinCo Group to the extent relating to, arising out of or resulting from (and only such portion relating to, arising out of or resulting from) the Parent Business or the Parent Assets; and
(v)    any and all Liabilities set forth on Schedule 2.3(b)(v).
Section 2.4    Approvals and Notifications.
(a)    Approvals and Notifications for SpinCo Assets and Liabilities. To the extent that the transfer or assignment of any SpinCo Asset, the assumption of any SpinCo Liability, the Separation, or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or Local Transfer Agreements or as otherwise agreed between Parent and SpinCo, neither Parent nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.
(b)    Delayed SpinCo Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the SpinCo Group of any SpinCo Asset or assumption by the SpinCo Group of any SpinCo Liability in connection with the Separation or the Distribution would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Effective Time then, unless the Parties shall otherwise mutually determine, the transfer or assignment to the SpinCo Group of such SpinCo Assets or the assumption by the SpinCo Group of such SpinCo Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such SpinCo Assets or SpinCo Liabilities shall continue to constitute SpinCo Assets and SpinCo Liabilities for all other purposes of this Agreement.
(c)    Treatment of Delayed SpinCo Assets and Delayed SpinCo Liabilities. If any transfer or assignment of any SpinCo Asset (or a portion thereof) or any assumption of any SpinCo Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated at or prior to the Effective Time, whether as a result of the provisions of Section 2.4(b), Section 2.19 or for any other reason (except as provided in Section 2.10) (any such SpinCo Asset (or a portion thereof), a “Delayed SpinCo Asset” and any such SpinCo Liability (or a portion thereof), a “Delayed SpinCo Liability”), then, insofar as commercially reasonably possible and subject to applicable Law, the member of the Parent Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability, as the case may be, shall thereafter hold such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, for the use and benefit of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto). In addition, the member of the Parent Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability shall, insofar as commercially reasonably possible and to the extent permitted by applicable Law, treat such Delayed SpinCo Asset or Delayed SpinCo Liability in the ordinary course of business in accordance with SpinCo Group’s past practice and take such other actions as may be reasonably requested by the member of the SpinCo Group to whom such Delayed SpinCo Asset is to be transferred or assigned, or which will assume such Delayed SpinCo Liability, as the case may be (including with respect to any terminations, renewals or modifications of any Contract), in order to place such member of the SpinCo Group in a substantially similar position as if such Delayed SpinCo Asset or Delayed SpinCo Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the SpinCo Group. Parent and SpinCo shall, and shall cause their Affiliates to, (i) for all U.S. federal (and applicable state, local and foreign) income Tax purposes, treat any SpinCo Asset, SpinCo Liability, Delayed SpinCo Asset, Delayed SpinCo Liability, or Delayed Transferred Asset transferred, assigned or assumed after the Effective Time as having been so transferred, assigned or assumed at the time at which it was intended to have been so transferred, assigned or assumed as reflected in this Agreement (including the Separation Step Plan), and (ii) file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).
(d)    Transfer of Delayed SpinCo Assets and Delayed SpinCo Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed SpinCo Asset or the deferral of assumption of any Delayed SpinCo Liability, are obtained or made, and, if and when any other legal impediments to the transfer or assignment of any Delayed SpinCo Asset or the assumption of any Delayed SpinCo Liability have been removed, the transfer or assignment of the applicable Delayed SpinCo Asset or the assumption of the applicable Delayed SpinCo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement (and, to the extent not in conflict with the foregoing, the applicable Local Transfer Agreement).
(e)    Costs for Delayed SpinCo Assets and Delayed SpinCo Liabilities. Any member of the Parent Group retaining a Delayed SpinCo Asset or Delayed SpinCo Liability due to the deferral of the transfer or assignment of such Delayed SpinCo Asset or the deferral of the assumption of such Delayed SpinCo Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by SpinCo or the member of the SpinCo Group entitled to the Delayed SpinCo Asset or Delayed SpinCo Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by SpinCo or the member of the SpinCo Group entitled to such Delayed SpinCo Asset or Delayed SpinCo Liability; provided, however, that the Parent Group shall use its commercially reasonable efforts to provide the SpinCo Group with prior notice of any known or anticipated potential loss or diminution of value of any Delayed SpinCo Asset and to afford the SpinCo Group a commercially reasonable opportunity to take action to prevent such loss or diminution in value.

(f)    Approvals and Notifications for Parent Assets and Parent Liabilities. To the extent that the transfer or assignment of any Parent Asset, the assumption of any Parent Liability, the Separation or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as commercially reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and SpinCo, neither Parent nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.
(g)    Delayed Parent Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Parent Group of any Parent Asset or assumption by the Parent Group of any Parent Liability in connection with the Separation or the Distribution would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Effective Time then, unless the Parties shall otherwise mutually determine, the transfer or assignment to the Parent Group of such Parent Assets or the assumption by the Parent Group of such Parent Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such Parent Assets or Parent Liabilities shall continue to constitute Parent Assets and Parent Liabilities for all other purposes of this Agreement.
(h)    Treatment of Delayed Parent Assets and Delayed Parent Liabilities. If any transfer or assignment of any Parent Asset (or a portion thereof) or any assumption of any Parent Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated at or prior to the Effective Time whether as a result of the provisions of Section 2.4(g), Section 2.19 or for any other reason (except as provided in Section 2.11) (any such Parent Asset (or a portion thereof), a “Delayed Parent Asset” and any such Parent Liability (or a portion thereof), a “Delayed Parent Liability”), then, insofar as commercially reasonably possible and subject to applicable Law, the member of the SpinCo Group retaining such Delayed Parent Asset or such Delayed Parent Liability, as the case may be, shall thereafter hold such Delayed Parent Asset or Delayed Parent Liability, as the case may be, for the use and benefit of the member of the Parent Group entitled thereto (at the expense of the member of the Parent Group entitled thereto). In addition, the member of the SpinCo Group retaining such Delayed Parent Asset or such Delayed Parent Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Parent Asset or Delayed Parent Liability in the ordinary course of business in accordance with Parent Group’s past practice and take such other actions as may be reasonably requested by the member of the Parent Group to which such Delayed Parent Asset is to be transferred or assigned, or which will assume such Delayed Parent Liability, as the case may be (including with respect to any terminations, renewals or modifications of any Contract), in order to place such member of the Parent Group in a substantially similar position as if such Delayed Parent Asset or Delayed Parent Liability had been transferred, assigned or assumed and so that all the benefits and burdens relating to such Delayed Parent Asset or Delayed Parent Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Parent Asset or Delayed Parent Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the Parent Group. Parent and SpinCo shall, and shall cause their Affiliates to, (i) for all U.S. federal (and applicable state, local and foreign) income Tax purposes, treat any Parent Asset, Parent Liability, Delayed Parent Asset or Delayed Parent Liability transferred, assigned or assumed after the Effective Time as having been so transferred, assigned or assumed at the time at which it was intended to have been so transferred, assigned or assumed as reflected in this Agreement (including the Separation Step Plan), and (ii) file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).
(i)    Transfer of Delayed Parent Assets and Delayed Parent Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Parent Asset or the deferral of assumption of any Delayed Parent Liability pursuant to Section 2.4(g), are obtained or made, and, if and when any other legal impediments to the transfer or assignment of any Delayed Parent Asset or the assumption of any Delayed Parent Liability have been removed, the transfer or assignment of the applicable Delayed Parent Asset or the assumption of the applicable Delayed Parent Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement (and, to the extent not in conflict with the foregoing, the applicable Local Transfer Agreement).
(j)    Costs for Delayed Parent Assets and Delayed Parent Liabilities. Any member of the SpinCo Group retaining a Delayed Parent Asset or Delayed Parent Liability due to the deferral of the transfer or assignment of such Delayed Parent Asset or the deferral of the assumption of such Delayed Parent Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Parent or the other member of the Parent Group entitled to the Delayed Parent Asset or Delayed Parent Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Parent or the other member of the Parent Group entitled to such Delayed Parent Asset or Delayed Parent Liability; provided, however, that the SpinCo Group shall use its commercially reasonable efforts to provide the Parent Group with prior notice of any known or anticipated potential loss or diminution of value of any Delayed Parent Asset and to afford the Parent Group a commercially reasonable opportunity to take action to prevent such loss or diminution in value.
(k)    Notwithstanding anything to the contrary, in the event of any conflict, the provisions relating to Delayed Transferred SpinCo Assets shall take precedence over the provisions of this Section 2.4 with respect to an Asset during the time that it constitutes a Delayed Transferred SpinCo Asset, and the provisions relating to Delayed Transferred Parent Assets shall take precedence over the provisions of this Section 2.4 with respect to an Asset during the time that it constitutes a Delayed Transferred Parent Asset.

Section 2.5    Novation of Liabilities.
(a)    Novation of SpinCo Liabilities.
(i)    Other than with respect to the substitution of parties in an Action (which shall not be subject to this Section 2.5(a), but shall instead be governed by Section 4.6(e)), each of Parent and SpinCo, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all SpinCo Liabilities and obtain in writing the unconditional release of each member of the Parent Group that is a party to any such arrangements, so that, in any such case, the members of the SpinCo Group shall be solely responsible for such SpinCo Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.
(ii)    If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Parent Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased SpinCo Liability”), SpinCo shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Parent Group, as the case may be, (x) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Parent Group that constitute Unreleased SpinCo Liabilities from and after the Effective Time, and (y) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Parent Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased SpinCo Liabilities shall otherwise become assignable or able to be novated, Parent shall promptly assign, or cause to be assigned, and SpinCo or the applicable SpinCo Group member shall assume, such Unreleased SpinCo Liabilities without exchange of further consideration.
(b)    Novation of Parent Liabilities.
(i)    Other than with respect to the substitution of parties in an Action (which shall not be subject to this Section 2.5(b), but shall instead be governed by Section 4.6(e)), each of Parent and SpinCo, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Parent Liabilities and obtain in writing the unconditional release of each member of the SpinCo Group that is a party to any such arrangements, so that, in any such case, the members of the Parent Group shall be solely responsible for such Parent Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.
(ii)    If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the SpinCo Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Parent Liability”), Parent shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the SpinCo Group, as the case may be, (x) pay, perform and discharge fully all the obligations or other Liabilities of such member of the SpinCo Group that constitute Unreleased Parent Liabilities from and after the Effective Time, and (y) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the SpinCo Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Parent Liabilities shall otherwise become assignable or able to be novated, SpinCo shall promptly assign, or cause to be assigned, and Parent or the applicable Parent Group member shall assume, such Unreleased Parent Liabilities without exchange of further consideration.
Section 2.6    Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:
(a)    At or prior to the Effective Time or as soon as practicable thereafter, each of Parent and SpinCo shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the Parent Group removed as guarantor of or obligor for any SpinCo Liability, including the obligations set forth on Schedule 2.6(a), to the extent that such guarantee or obligation relates to SpinCo Liabilities, including the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such SpinCo Liability; and (ii) have any member(s) of the SpinCo Group removed as guarantor of or obligor for any Parent Liability to the extent that such guarantee or obligation relates to Parent Liabilities, including the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any such Parent Liability; provided that this Section 2.6 shall not apply to any Actions.
(b)    To the extent required to obtain a release from a guarantee of:
(i)    any member of the Parent Group, SpinCo shall (or shall cause another member of the SpinCo Group to) execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any SpinCo Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (x) with which SpinCo (or such other member of the SpinCo Group) would be reasonably unable to comply or (y) which SpinCo (or such member of the SpinCo Group) would not reasonably be able to avoid breaching; and
(ii)    any member of the SpinCo Group, Parent shall (or shall cause another member of the Parent Group to) execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any Parent Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (x) with which Parent (or such other member of the Parent Group) would be reasonably unable to comply or (y) which Parent (or such other member of the Parent Group) would not reasonably be able to avoid breaching.
(c)    If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 2.6, (i) the Party or the relevant member of its Group that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of Parent and SpinCo, on behalf of itself and the other members of their respective Groups, agrees not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.
Section 2.7    Termination of Agreements.
(a)    Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, SpinCo and each other member of the SpinCo Group, on the one hand, and Parent and each other member of the Parent Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among SpinCo and/or any other member of the SpinCo Group, on the one hand, and Parent and/or any other member of the Parent Group, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.
(b)    The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement, the Ancillary Agreements and the Local Transfer Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement or Local Transfer Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings to which any Third Party is a party; (iii) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.7(c); (iv) any Shared Contracts; and (v) the agreements, arrangements, commitments or understandings set forth on Schedule 2.7(b).
(c)    Subject to the exceptions set forth in Schedule 2.7(c), all of the intercompany accounts receivable and accounts payable between any member of the Parent Group, on the one hand, and any member of the SpinCo Group, on the other hand, outstanding as of the Effective Time shall, as promptly as practicable after the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by Parent in its sole and absolute discretion.
Section 2.8    Treatment of Shared Contracts.
(a)    Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.8 are expressly conveyed or made available to the applicable Party pursuant to this Agreement or an Ancillary Agreement, the Parties shall cause the portion of the Shared Contract relating to the Parent Business to be assigned to the applicable member(s) of the Parent Group and the portion related to the SpinCo Business to be assigned to the applicable member(s) of the SpinCo Group, if so assignable, or shall cause the Shared Contract to be appropriately amended or otherwise modified prior to, on or after the Effective Time, so that each Party or the other members of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled), (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or modified or if such assignment, amendment or modification would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions

(including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the SpinCo Group or the Parent Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the SpinCo Business or the Parent Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group (or amended to allow a member of the applicable Group to exercise applicable rights under such Shared Contract) pursuant to this Section 2.8, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.8, (iii) with respect to any Shared Commercial Contract (other than the Shared Commercial Contracts described on Schedule 2.8(a)), (A) it shall be a permissible method of implementing the requirements of this Section 2.8 to modify such Shared Commercial Contract (including modification by unilateral notice to the counterparty or similar action) to remove the products of the other Party from the scope of such Shared Commercial Contract, and (B) if the modification described in the foregoing clause (A) cannot be effected by unilateral action, the Party (or the applicable member of its Group) which is party to such Shared Commercial Contract shall not be in violation of this Section 2.8 as a result of notifying the counterparty to such Shared Commercial Contract of its intent to remove the products of the other Party from the scope of such Shared Commercial Contracts (it being understood that, notwithstanding such notice, such Party (or the applicable member of its Group) will continue to be obligated to otherwise comply with this Section 2.8 with respect to such Shared Commercial Contract), and (iv) this Section 2.8(a) shall not apply to the Shared Commercial Contracts set forth on Schedule 2.8(a).
(b)    Except as otherwise required by applicable Law, each of Parent and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment.
(c)    Nothing in this Section 2.8 shall (a) require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.8, and (b) with respect to Shared Contracts that are sourcing contracts, require the Party (or the applicable member of its Group) that is party thereto to purchase on behalf of the other Party (or any member of its Group) under such Shared Contract if such Shared Contract cannot be assigned, amended or modified in the manner contemplated by Section 2.8(a).

Section 2.9    Bank Accounts; Cash Balances.
(a)    Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Parent or any other member of the Parent Group (collectively, the “Parent Accounts”) so that each such SpinCo Account and Parent Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to) to any Parent Account or SpinCo Account, respectively, is delinked from such Parent Account or SpinCo Account, respectively.
(b)    It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will be in place a cash management process pursuant to which the SpinCo Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by SpinCo or another member of the SpinCo Group.
(c)    It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will continue to be in place a cash management process pursuant to which the Parent Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Parent or another member of the Parent Group.
(d)    With respect to any outstanding checks issued or payments initiated by Parent, SpinCo, or any other members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.
(e)    As between Parent and SpinCo (and the other members of their respective Groups), all payments made to and reimbursements, credits, returns, or rebates received after the Effective Time by either Party (or other member of its Group) that relate to a business, Asset or Liability of the other Party (or other member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, credit, return or rebate such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of setoff.
Section 2.10    Delayed Transferred SpinCo Assets. Notwithstanding anything in this Agreement to the contrary, if it is reasonably necessary or appropriate to delay the transfer or assignment to SpinCo or one or more of its Subsidiaries of any SpinCo Asset until the applicable Transition Support Termination to allow Parent or any of its Subsidiaries to perform their respective obligations under, or to otherwise carry out the contemplated transactions and activities contemplated, by a Transition Arrangement (each such SpinCo Asset, a “Delayed Transferred SpinCo Asset”), such Delayed Transferred SpinCo Asset shall not be transferred or assigned to SpinCo or any of its Subsidiaries at or prior to the Effective Time. Upon the applicable Transition Support Termination, the relevant Delayed Transferred SpinCo Asset shall be automatically assigned and transferred to SpinCo or its Subsidiaries without any further action required on the part of any Party and without any additional consideration; provided, however, that, if, upon the applicable Transition Support Termination, such Delayed Transferred SpinCo Asset cannot be assigned or transferred to the SpinCo Group without any Approval or Notification, such asset will be deemed to be a Delayed SpinCo Asset from and after the applicable Transition Support Termination and the provisions of Section 2.4 shall apply to such asset from and after the applicable Transition Support Termination.
Section 2.11    Delayed Transferred Parent Assets. Notwithstanding anything in this Agreement to the contrary, if it is reasonably necessary or appropriate to delay the transfer or assignment to Parent or one or more of its Subsidiaries of any Parent Asset until the applicable Transition Support Termination to allow SpinCo or any of its Subsidiaries to perform their respective obligations under, or to otherwise carry out the contemplated transactions and activities contemplated, by a Transition Arrangement (each such Parent Asset, a “Delayed Transferred Parent Asset” and, together with the Delayed Transferred SpinCo Assets, the “Delayed Transferred Assets”), such Delayed Transferred Parent Asset shall not be transferred or assigned to Parent or any of its Subsidiaries at or prior to the Effective Time. Upon the applicable Transition Support Termination, the relevant Delayed Transferred Parent Asset shall be automatically assigned and transferred to Parent or its Subsidiaries without any further action required on the part of any Party and without any additional consideration; provided, however, that, if, upon the applicable Transition Support Termination, such Delayed Transferred Parent Asset cannot be assigned or transferred to the Parent Group without any Approval or Notification, such asset will be deemed to be a Delayed Parent Asset from and after the applicable Transition Support Termination and the provisions of Section 2.4 shall apply to such asset from and after the applicable Transition Support Termination.
Section 2.12    Ancillary Agreements. Effective at or prior to the Effective Time, each of Parent and SpinCo will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party.
Section 2.13    Disclaimer of Representations and Warranties. EACH OF PARENT (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE PARENT GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, LOCAL TRANSFER AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT, LOCAL TRANSFER AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO: (A) THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET,

INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, (E) THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF OR (F) THE RIGHT OR ABILITY TO PRACTICE ANY INTELLECTUAL PROPERTY RIGHTS FREE OF CLAIMS OF INFRINGEMENT OF THIRD-PARTY RIGHTS. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
Section 2.14    SpinCo Financing Arrangements; Cash Transfer.
(a)    Prior to the Effective Time and pursuant to the Separation Step Plan, (i) SpinCo will enter into one (1) or more financing arrangements and agreements (the “SpinCo Financing Arrangements”), pursuant to which it shall borrow prior to the Effective Time an aggregate principal amount of not less than $[8,380,000,000], and (ii) SpinCo shall distribute, convey or otherwise transfer to Parent, in the manner determined by Parent, some or all (as determined by Parent) of the proceeds of the SpinCo Financing Arrangements to Parent as partial consideration for the transfer of SpinCo Assets to SpinCo in the SpinCo Contribution pursuant to Section 2.1 (such distribution, conveyance or transfer, the “Cash Transfer”). Parent and SpinCo agree to take all necessary actions to assure the full release and discharge of Parent and the other members of the Parent Group from all obligations (including any guarantees) in connection with the SpinCo Financing Arrangements as of no later than the Effective Time.
(b)    Prior to the Effective Time, Parent and SpinCo shall cooperate in the preparation of all materials as may be necessary or advisable to execute the SpinCo Financing Arrangements.
Section 2.15    Financial Information Certifications. Parent’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to SpinCo as its Subsidiary. In order to enable the principal executive officer and principal financial officer of SpinCo to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002 following the Distribution in respect of any quarterly or annual fiscal period of SpinCo that begins on or prior to the Distribution Date in respect of which financial statements are not included in the Form 10 (a “Straddle Period”), Parent, on or before the date that is ten (10) days prior to the latest date on which SpinCo may file the periodic report pursuant to Section 13 of the Exchange Act for any such Straddle Period (not taking into account any possible extensions), shall provide SpinCo with one (1) or more certifications with respect to such disclosure controls and procedures and the effectiveness thereof and whether there were any changes in the internal controls over financial reporting that have materially affected or are reasonably likely to materially affect the internal control over financial reporting, which certification(s) shall (x) be with respect to the applicable Straddle Period (it being understood that no certification need be provided with respect to any period or portion of any period after the Distribution Date) and (y) be in substantially the same form as those that had been provided by officers or employees of Parent in similar certifications delivered prior to the Distribution Date, with such changes thereto as Parent may reasonably determine. Such certification(s) shall be provided by Parent (and not by any officer or employee in their individual capacity).
Section 2.16    Transition Committee. Prior to the Effective Time, the Parties shall establish a transition committee (the “Transition Committee”) that shall consist of representatives from each of Parent and SpinCo, with a level of seniority and representing such areas of functional responsibility as agreed between the Parties. The Transition Committee shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement or any Ancillary Agreements or Local Transfer Agreements. The Transition Committee shall have the authority to: (a) establish one or more subcommittees from time to time as it deems appropriate or as may be described in any Ancillary Agreements, with each such subcommittee comprised of one (1) or more members of the Transition Committee or one (1) or more employees of either Party or any other member of its respective Group, and each such subcommittee having such scope of responsibility as may be determined by the Transition Committee from time to time; (b) delegate to any such subcommittee any of the powers of the Transition Committee; (c) combine, modify the scope of responsibility of, and disband any such subcommittee; and (d) modify or reverse any such delegations. The Transition Committee shall initially follow the general procedures and have the composition set forth on Schedule 2.16 in managing the responsibilities delegated to it under this Section 2.16, and the Parties may modify such procedures and composition from time to time. All decisions by the Transition Committee or any subcommittee thereof shall be effective only if mutually agreed by both Parties. The Parties shall use the procedures set forth in Article VII to resolve any matters as to which the Transition Committee is not able to reach a decision.
Section 2.17    SpinCo Customer Incentive Plan Accruals. Notwithstanding anything in this Agreement to the contrary, SpinCo shall make payments with respect to the SpinCo Customer Incentive Plan Accruals in countries where Parent provides distribution services to SpinCo under the Transition Distribution Services Agreement in accordance with the terms set forth in the Transition Distribution Services Agreement.
Section 2.18    Cash Adjustment.
(a)    As promptly as practicable following the Distribution Date, Parent shall calculate the Cash Adjustment Amount and shall promptly notify SpinCo of such calculation (the date on which such notification is delivered, the “Cash Adjustment Notification Date”). The calculation of the Cash Adjustment Amount shall be made by Parent in good faith and shall be final and binding on SpinCo, and shall not be subject to any challenge or dispute (pursuant to the procedures set forth in Article VII or otherwise). SpinCo shall provide Parent with such information and access as is reasonably requested by Parent to calculate the Cash Adjustment Amount.
(b)    If the Cash Adjustment Amount is a positive number, SpinCo shall pay the Cash Adjustment Amount, plus any interest accrued in accordance with Section 2.18(c), to Parent by wire transfer in immediately available funds to an account designated in writing by Parent within five (5) business days after the Cash Adjustment Notification Date. If the Cash Adjustment Amount is a negative number, Parent shall pay the absolute value of the Cash Adjustment Amount, plus any interest accrued in accordance with Section 2.18(c), by wire transfer in immediately available funds to an account designated in writing by SpinCo within five (5) business days after the Cash Adjustment Notification Date. If the Cash Adjustment Amount is equal to zero, no payment in respect of such amount shall be made by either Party.
(c)    Any payments required to be made by Parent or SpinCo with respect to the Cash Adjustment Amount shall accrue interest from the Distribution Date to the date of payment at a rate per annum equal to the Prime Rate, from time to time in effect. Such interest shall be calculated based on a year of three hundred sixty-five (365) days and the number of days elapsed since the Distribution Date.
Section 2.19    Post-Separation Transfers. Parent Assets and Parent Liabilities that are not held by a member of the Parent Group in the jurisdictions set forth in Schedule 2.19(a) as of the Effective Time and SpinCo Assets and SpinCo Liabilities that are not held by a member of the SpinCo Group in the jurisdictions set forth in Schedule 2.19(a) as of the Effective Time (all such Assets and Liabilities, the “Post-Separation Transferred Assets and Liabilities”) shall be transferred to the applicable members of the Parent Group and the SpinCo Group, as applicable, following the Effective Time pursuant to the agreements set forth in Schedule 2.19(b) (the effective time of such transfers as specified in such agreements, the “Post-Separation Effective Times”), notwithstanding anything to the contrary in this Agreement that would otherwise require the transfer of any such SpinCo Assets or Parent Assets or the assumption of such SpinCo Liabilities or Parent Liabilities prior to the applicable Post-Separation Effective Time.
ARTICLE III
THE TRANSACTIONS
Section 3.1    Sole and Absolute Discretion; Cooperation.
(a)    Parent shall, in its sole and absolute discretion, determine the terms of Transactions, including the form, structure and terms of any transactions and/or offerings to effect or prepare for the Transactions, and the timing and conditions to the consummation of the Transactions. In addition, Parent may, at any time and from time to time until the consummation of a Transaction, modify or change the terms of such Transaction, including by accelerating or delaying the timing of the consummation of all or part of such Transaction. Nothing shall in any way limit Parent’s right to terminate this Agreement or any Transaction as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

(b)    SpinCo shall cooperate with Parent to accomplish the Transactions and shall, at Parent’s direction, promptly take any and all actions, necessary or desirable to effect the Transactions, including any Customary Offering Actions.
(c)    Parent shall select any investment bank or manager in connection with the Transactions, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Parent. SpinCo and Parent, as the case may be, will provide to the Distribution Agent any information required in order to complete the Distribution.
Section 3.2    Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:
(a)    Notice to NYSE. Parent shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.
(b)    SpinCo Certificate of Incorporation and SpinCo Bylaws. On or prior to the Distribution Date, Parent and SpinCo shall take all necessary actions so that, as of the Effective Time, the SpinCo Certificate of Incorporation and the SpinCo Bylaws shall become the certificate of incorporation and bylaws, respectively, of SpinCo.
(c)    SpinCo Directors and Officers. On or prior to the Distribution Date, Parent and SpinCo shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of SpinCo shall be those set forth in the Information Statement made available to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties; (ii) each individual referred to in clause (i) shall have resigned from his or her position, if any, as a member of the Parent Board and/or as an executive officer of Parent; and (iii) SpinCo shall have such other officers as SpinCo shall appoint.
(d)    Selected Stock Exchange Listing. SpinCo shall prepare and file, and shall use its commercially reasonable efforts to have approved, an application for the listing of the SpinCo Shares to be distributed in the Distribution on the Selected Stock Exchange, subject to official notice of distribution.
(e)    Securities Law Matters. SpinCo shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Parent and SpinCo shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and Local Transfer Agreements. Parent and SpinCo will prepare, and SpinCo will, to the extent required under applicable Law, file with the SEC, any such documentation and any requisite no-action letters which Parent determines are necessary or desirable to effectuate the Distribution, and Parent and SpinCo shall each use its commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Parent and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.
(f)    Availability of Information Statement. Parent shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Parent Board has approved the Distribution, cause the Information Statement to be made available to the Record Holders.
(g)    The Distribution Agent. Parent shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.
(h)    Stock-Based Employee Benefit Plans. Parent and SpinCo shall take all actions as may be necessary to approve the grants of adjusted equity awards by Parent (in respect of Parent Shares) and SpinCo (in respect of SpinCo Shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.
Section 3.3    Conditions to the Distribution.
(a)    The consummation of the Distribution will be subject to the satisfaction, or waiver by Parent in its sole and absolute discretion, of the following conditions:
(i)    the SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC;
(ii)    the Information Statement shall have been made available to the Record Holders;
(iii)    the private letter ruling received by Parent from the U.S. Internal Revenue Service regarding certain U.S. federal income tax matters relating to the Separation and the Distribution shall continue to be valid as of the Effective Time and satisfactory to the Parent Board in its sole and absolute discretion;
(iv)    Parent shall have received one or more opinions from its tax advisors, in each case satisfactory to the Parent Board in its sole and absolute discretion, regarding the qualification of the Distribution, together with certain related transactions, as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, and such opinion(s) shall continue to be valid as of the Effective Time;
(v)    the transfer of the SpinCo Assets (other than any Delayed SpinCo Asset and any Delayed Transferred SpinCo Asset) and SpinCo Liabilities (other than any Delayed SpinCo Liability) contemplated to be transferred from Parent to

SpinCo at or prior to the Effective Time shall have occurred as contemplated by Section 2.1, and the transfer of the Parent Assets (other than any Delayed Parent Asset) and Parent Liabilities (other than any Delayed Parent Liability) contemplated to be transferred from SpinCo to Parent at or prior to the Effective Time shall have occurred as contemplated by Section 2.1, in each case pursuant to the Separation Step Plan;
(vi)    an independent appraisal firm acceptable to Parent shall have delivered one (1) or more opinions to the Parent Board at the times selected by the Parent Board confirming the solvency and adequacy of surplus under Delaware Law of Parent prior to the Distribution and of SpinCo to effect the Cash Transfer and the solvency of Parent and SpinCo after consummation of the Distribution, and such opinions shall be acceptable to Parent in form and substance in Parent’s sole discretion and such opinions shall not have been withdrawn or rescinded;
(vii)    the actions and filings necessary or appropriate under applicable U.S. federal, state or other securities Laws or blue sky laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority;
(viii)    each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto;
(ix)    no order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be pending or in effect;
(x)    the SpinCo Shares to be distributed to the Parent shareholders in the Distribution shall have been accepted for listing on the Selected Stock Exchange, subject to official notice of distribution;
(xi)    SpinCo shall have consummated the SpinCo Financing Arrangements in accordance with Section 2.14(a), and Parent shall be satisfied in its sole and absolute discretion that, as of the Effective Time, it shall have no Liability whatsoever under the SpinCo Financing Arrangements;
(xii)    the Cash Transfer shall have occurred in accordance with Section 2.14(a); and
(xiii)    no other events or developments shall exist or shall have occurred that, in the judgment of the Parent Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement or Local Transfer Agreement.

(b)    The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive any such condition or in any way limit Parent’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the Parent Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties. If Parent waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.
Section 3.4    The Distribution.
(a)    Subject to Section 3.3, at or prior to the Effective Time, SpinCo will deliver to the Distribution Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding SpinCo Shares as is necessary to effect the Distribution (which SpinCo Shares shall represent at least 80.1% of the issued and outstanding SpinCo Shares as of immediately prior to the Distribution), and shall cause the transfer agent for the Parent Shares to instruct the Distribution Agent to distribute at the Effective Time the appropriate number of SpinCo Shares to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. SpinCo will not issue paper stock certificates in respect of the SpinCo Shares. The Distribution shall be effective at the Effective Time.
(b)    Subject to Section 3.3 and Section 3.4(c), each Record Holder will be entitled to receive in the Distribution the number of SpinCo Shares to which such Record Holder is entitled based on a distribution ratio determined by Parent in its sole discretion rounded down to the nearest whole number.
(c)    No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of SpinCo. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest of a SpinCo Share pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, Parent shall direct the Distribution Agent to determine the number of whole and fractional SpinCo Shares allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Distribution Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers’ fees and commissions. None of Parent, SpinCo or the

Distribution Agent will be required to guarantee any minimum sale price for the fractional SpinCo Shares sold in accordance with this Section 3.4(c). Neither Parent nor SpinCo will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Parent or SpinCo. Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of Parent Shares held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.
(d)    Any SpinCo Shares or cash in lieu of fractional shares with respect to SpinCo Shares that remain unclaimed by any Record Holder one hundred eighty (180) days after the Distribution Date shall be delivered to SpinCo, and SpinCo or its transfer agent on its behalf shall hold such SpinCo Shares and cash for the account of such Record Holder, and the Parties agree that all obligations to provide such SpinCo Shares and cash, if any, in lieu of fractional share interests shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property Laws, and Parent shall have no Liability with respect thereto.
(e)    Until the SpinCo Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, SpinCo will regard the Persons entitled to receive such SpinCo Shares as record holders of SpinCo Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. SpinCo agrees that, subject to any transfers of such shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the SpinCo Shares then held by such holder and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the SpinCo Shares then held by such holder.
ARTICLE IV
MUTUAL RELEASES; INDEMNIFICATION
Section 4.1    Release of Pre-Distribution Claims.
(a)    SpinCo Release of Parent. Except as provided in Section 4.1(c) and Section 4.1(d), effective as of the Effective Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Parent and the other members of the Parent Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of SpinCo or another member of the SpinCo Group, in each case from: (A) all SpinCo Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution (including all decisions as to any allocation of Assets and Liabilities between the Parent Group and SpinCo Group and all agreements and arrangements implemented in connection with the pre-Separation reorganization), and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the SpinCo Business, the SpinCo Assets, or the SpinCo Liabilities.
(b)    Parent Release of SpinCo. Except as provided in Section 4.1(c) and Section 4.1(d), effective as of the Effective Time, Parent does hereby, for itself and each other member of the Parent Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) SpinCo and the other members of the SpinCo Group and their respective successors and assigns and (ii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all Parent Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Parent Business, the Parent Assets or the Parent Liabilities.
(c)    Obligations Not Affected. Nothing contained in Section 4.1(a) or Section 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.7(b) as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or Section 4.1(b) shall release any Person from:
(i)    any Liability provided in or resulting from any agreement among any members of the Parent Group or any members of the SpinCo Group that is specified in Section 2.7(b) as not to terminate as of the Effective Time, or any other Liability specified in Section 2.7(b) as not to terminate as of the Effective Time;
(ii)    any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with this Agreement or any Ancillary Agreement;
(iii)    any other Liability of any member of any Group under this Agreement or any Ancillary Agreement;

(iv)    any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;
(v)    any Liability that the Parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or
(vi)    any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.
In addition, nothing contained in Section 4.1(a) shall release any member of the Parent Group from honoring its existing obligations to indemnify any director, officer or employee of SpinCo who was a director, officer or employee of any member of the Parent Group on or prior to the Effective Time, to the extent that such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify Parent for such Liability (including Parent’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.
(d)    No Claims. SpinCo shall not make, and shall not permit any other member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any other member of the Parent Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Parent shall not make, and shall not permit any other member of the Parent Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).
(e)    Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.
Section 4.2    Indemnification by SpinCo. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, SpinCo shall, and shall cause the other members of the SpinCo Group to, indemnify, defend and hold harmless Parent, each other member of the Parent Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):
(a)    any SpinCo Liability;
(b)    any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities in accordance with their terms, whether prior to, at or after the Effective Time;
(c)    any breach by SpinCo or any other member of the SpinCo Group of this Agreement or any of the Ancillary Agreements or Local Transfer Agreements; and
(d)    except to the extent that it relates to a Parent Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the SpinCo Group by any member of the Parent Group that survives following the Distribution.
Section 4.3    Indemnification by Parent. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Parent shall, and shall cause the other members of the Parent Group to, indemnify, defend and hold harmless SpinCo, each other member of the SpinCo Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):
(a)    any Parent Liability;
(b)    any failure of Parent, any other member of the Parent Group or any other Person to pay, perform or otherwise promptly discharge any Parent Liabilities in accordance with their terms, whether prior to, at or after the Effective Time;
(c)    any breach by Parent or any other member of the Parent Group of this Agreement or any of the Ancillary Agreements or Local Transfer Agreements; and
(d)    except to the extent that it relates to a SpinCo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Parent Group by any member of the SpinCo Group that survives following the Distribution (including, for the avoidance of doubt, any such obligation, agreement, arrangement, commitment or understanding relating to any SpinCo Real Property and entered into in connection with the transactions contemplated by this Agreement).

Section 4.4    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a)    The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds (including proceeds under Covered Policies and any proceeds received pursuant to Section 5.1(i)) or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds (including proceeds under Covered Policies and any proceeds received pursuant to Section 5.1(i)) or any other amounts in respect of such Liability, then within thirty (30) calendar days of receipt, of such Insurance Proceeds or other amount, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.
(b)    The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement, any Ancillary Agreement or any Local Transfer Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement, any Ancillary Agreement or any Local Transfer Agreement.
Section 4.5    Procedures for Indemnification of Third-Party Claims.
(a)    Notice of Claims. If, at or following the Effective Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental

Authority) who is not a member of the Parent Group or the SpinCo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or Section 4.3, or any other Section of this Agreement, any Ancillary Agreement or any Local Transfer Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within the earlier of (x) fourteen (14) days after becoming aware of such Third-Party Claim or (y) seven (7) days before a response is required to such Third-Party Claim by applicable Law or order from a Governmental Authority, mediator or arbitrator (or, if the Indemnitee becomes aware of such Third-Party Claim less than seven (7) days before a response is required, the next business day following the day that the Indemnitee becomes aware of such Third-Party Claim). Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).
(b)    Control of Defense. An Indemnifying Party may elect to assume and control the defense of (and seek to settle or compromise), at its own expense and with its own counsel (provided that such counsel must be reasonably acceptable to the Indemnitee, taking into account any conflicts of interest), any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling the defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee are true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in any or all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim. Notwithstanding anything to the contrary, the Indemnifying Party shall not have the right to control the defense of any Third-Party Claim (i) to the extent that such Third-Party Claim seeks criminal penalties, or seeks injunctive or other equitable relief (unless the injunctive or equitable relief being sought is solely ancillary or incidental to the Third-Party Claim, and, if granted, would not have a material adverse impact on the Indemnitee or the Indemnitee’s business) or (ii) if the Party to this Agreement which is part of such Indemnitee’s Group has determined in good faith that the Indemnifying Party controlling such defense would reasonably be expected to have a material adverse impact on the reputation or the business relations of the Indemnitee or its Group. To the extent of any conflict between this Section 4.5(b) and Section 4.11, the terms of Section 4.11 shall prevail.
(c)    Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim, is not permitted to assume and control the defense of a Third-Party Claim, or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable and documented fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.
(d)    Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that does not elect or is not permitted to assume and control the defense of any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, and the other party shall in good faith communicate and cooperate in such defense, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Section 6.8 and Section 6.9, such Party shall communicate and cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party, to the extent that such Party’s participation does not waive or jeopardize any attorney-client privilege, attorney work product protection or other similar privilege or doctrine. None of the foregoing provisions of this paragraph shall alter the allocation of costs set forth in Section 4.5(c). The Parties and the applicable members of their respective Groups shall cooperate reasonably to preserve any attorney-client privilege, work product protection, joint defense, common interest or other privilege as to third parties as may be available in connection with each Group’s participation in any such Action. In addition to the foregoing, if any outside legal counsel to the Indemnitee reasonably determines in good faith that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ one firm of separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and in such case the Indemnifying Party shall bear the reasonable and documented fees and expenses of such counsel for all Indemnitees.
(e)    No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not include any injunctive or equitable relief, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party delivers the other Party a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within a reasonable period of time following the receipt of such proposal, which such time shall be no shorter than ten (10) business days (or if a shorter period to respond to such proposal is required by applicable Law or order from a Governmental Authority, mediator or arbitrator, such shorter period), then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.
(f)    Tax Matters Agreement Governs. The provisions of Section 4.2 through Section 4.12 do not apply to Taxes (it being understood and agreed that Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement). In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.
Section 4.6    Additional Matters.
(a)    Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.
(b)    Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.
(c)    Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement or any Local Transfer Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.
(d)    Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
(e)    Substitution. The Parties will cooperate in good faith to discuss, with respect to any new or existing Action in which one or more members of the Parent Group or SpinCo Group are named parties (or sought to be named or substituted as parties) and with respect to which indemnification may be sought hereunder, whether it would be feasible and advisable to add, remove or substitute one or more parties, or to oppose any motion or attempt by a Third Party to do any of the foregoing. Any such discussion and decisionmaking shall take into account such factors as deemed to be relevant by the Parties, which shall include at a minimum consideration of whether the applicable Action is a SpinCo Liability or Parent Liability; the perceived likelihood of a successful outcome in any such effort; the anticipated effect on the scope and nature of discovery that might be required from a Party or a member of their respective Group; the indemnification obligations and rights of the Parties with respect to such Action; and the anticipated impact on potential insurance recovery with respect to such Action. Following such discussions, the Parties shall cooperate in good faith to implement the selected course of action.
Section 4.7    Right of Contribution.
(a)    Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.
(b)    Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with Delayed SpinCo Assets, Delayed Transferred SpinCo Assets or Delayed SpinCo Liabilities (except for the gross negligence or intentional misconduct of a member of the Parent Group) shall be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of Parent or any other member of the Parent Group; (ii) any fault associated with the ownership, operation or activities of the SpinCo Business prior to the Effective Time shall be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of Parent or any other member of the Parent Group; (iii) any fault associated with the business conducted with Delayed Parent Assets or Delayed Parent Liabilities (except for the gross negligence or intentional misconduct of a member of the SpinCo Group) shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group; and (iv) any fault associated with the ownership, operation or activities of the Parent Business prior to the Effective Time shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group.
Section 4.8    Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any SpinCo Liabilities by SpinCo or another member of the SpinCo Group on the terms and conditions set forth in this Agreement or the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Parent Liabilities by Parent or another member of the Parent Group on the terms and conditions set forth in this Agreement or the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

Section 4.9    Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.
Section 4.10    Survival of Indemnities. The rights and obligations of each of Parent and SpinCo and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any other member of its Group of any Assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.
Section 4.11    Management of Certain Actions and Internal Investigations. Notwithstanding the procedures set forth in Section 4.5, this Section 4.11 shall govern the management and direction of the Actions and Internal Investigations described on Schedule 4.11, but shall not alter the allocation of Liabilities or rights to indemnification set forth elsewhere in this Agreement. In the event of any conflict between the provisions of this Section 4.11 and Section 4.5 in respect of a SpinCo Directed Action, Parent Directed Action or Joint Action, the provisions of this Section 4.11 shall govern. Except as set forth in the immediately preceding sentence, Section 4.5 shall otherwise apply to the SpinCo Directed Actions, Parent Directed Actions and Joint Actions.
(a)    From and after the Distribution, except as otherwise provided in Schedule 4.11(a) and subject to Section 6.9:
(i)    the SpinCo Group shall direct the defense, prosecution or conduct (as applicable) of any Actions and Internal Investigations described on Schedule 4.11(a)(i) (the “SpinCo Directed Actions”), including the development and implementation of the legal strategy for each SpinCo Directed Action, the filing of any motions, pleadings or briefs, the conduct of discovery and related fact finding, the conduct of any trial, any presentations to regulators or enforcement officials, any responses to subpoenas, requests or demands for information, any decision to appeal or not to appeal any decisions, judgment or order, and, subject to Section 4.11(d), any decision or consent to a settlement, compromise, resolution or discharge of any SpinCo Directed Action or any aspect thereof;
(ii)    SpinCo (or the applicable other member of the SpinCo Group) shall be responsible for selecting counsel in connection with the conduct and control of each SpinCo Directed Action;
(iii)    Parent (or the applicable other member of the Parent Group) shall be entitled to participate in (but not control) the defense, prosecution or conduct (as applicable) of each SpinCo Directed Action, and SpinCo shall provide Parent with the reasonable opportunity to consult, advise and comment with respect to all preparation, planning and strategy regarding any such SpinCo Directed Action, to the extent that Parent’s participation does not waive or jeopardize any attorney-client privilege, attorney work product protection or other similar privilege or doctrine. The Parties and the applicable members of their respective Groups shall cooperate reasonably to preserve any attorney-client privilege, work product protection, joint defense, common interest or other privilege as to third parties as may be available in connection with each Group’s participation in a SpinCo Directed Action; and
(iv)    the costs and expenses incurred by the SpinCo Group and the Parent Group in connection with the conduct of any SpinCo Directed Action shall be advanced, paid and reimbursed in accordance with Schedule 4.11(a)(iv).
(b)    From and after the Distribution, except as otherwise provided in Schedule 4.11(b) and subject to Section 6.9:
(i)    the Parent Group shall direct the defense, prosecution or conduct (as applicable) of any Actions and Internal Investigations described on Schedule 4.11(b)(i) (the “Parent Directed Actions”), including the development and implementation of the legal strategy for each Parent Directed Action, the filing of any motions, pleadings or briefs, the conduct of discovery and related fact finding, the conduct of any trial, any presentations to regulators or enforcement officials, any responses to subpoenas, requests or demands for information, any decision to appeal or not to appeal any decisions, judgment or order, and, subject to Section 4.11(d), any decision or consent to a settlement, compromise, resolution or discharge of any Parent Directed Action or any aspect thereof;
(ii)    Parent (or the applicable other member of the Parent Group) shall be responsible for selecting counsel in connection with the conduct and control of each Parent Directed Action;
(iii)    SpinCo (or the applicable other member of the SpinCo Group) shall be entitled to participate in (but not control) the defense, prosecution or conduct (as applicable) of each Parent Directed Action, and Parent shall provide SpinCo with the reasonable opportunity to consult, advise and comment with respect to all preparation, planning and strategy regarding any such Parent Directed Action, to the extent that SpinCo’s participation does not waive or jeopardize any attorney-client privilege, attorney work product protection or other similar privilege or doctrine. The Parties and the applicable members of their respective Groups shall cooperate reasonably to preserve any attorney-client privilege, work product protection, joint defense, common interest or other privilege as to third parties as may be available in connection with each Group’s participation in a Parent Directed Action; and

(iv)    the costs and expenses incurred by the SpinCo Group and the Parent Group in connection with the conduct of any Parent Directed Action shall be advanced, paid and reimbursed in accordance with Schedule 4.11(b)(iv).
(c)    From and after the Distribution, except as otherwise provided in Schedule 4.11(c) and subject to Section 6.9, the Parties shall separately but cooperatively manage and direct the defense, prosecution or conduct (as applicable) of any Actions and Internal Investigations described on Schedule 4.11(c) (“Joint Actions”), including the development and implementation of the legal strategy for each Joint Action, the filing of any motions, pleadings or briefs, the conduct of discovery and related fact finding, the conduct of any trial, any presentations to regulators or enforcement officials, any responses to subpoenas, requests or demands for information, any decision to appeal or not to appeal any decisions, judgment or order, and, subject to Section 4.11(d), any decision or consent to a settlement, compromise, resolution or discharge of any Joint Action or any aspect thereof. The Parties shall cooperate in good faith and take all reasonable actions to provide for any appropriate joinder or change in named parties to such Joint Actions such that the appropriate Party or another member of each Party’s Group is party thereto. The Parties shall reasonably cooperate and consult with each other and, to the extent feasible, maintain a joint defense in a manner that would preserve for both Parties and their respective Affiliates any attorney-client privilege, work product protection, joint defense, common interest or other privilege with respect to any Joint Action. Notwithstanding anything to the contrary herein, the costs and expenses of counsel for each Joint Action shall be paid for by the Party indicated with respect to such Joint Action on Schedule 4.11(c); provided that in the event that either Party determines to retain new separate counsel with respect to any Joint Action, such Party shall bear the costs and expenses of its separate counsel. The costs and expenses incurred by SpinCo or Parent in connection with the conduct of any Joint Action shall be advanced, paid and reimbursed in accordance with Schedule 4.11(c). In any Joint Action, each of Parent and SpinCo may pursue separate defenses, claims, counterclaims or settlements to those claims relating solely to the Parent Business or the SpinCo Business, respectively; provided that each Party shall in good faith use commercially reasonable efforts to avoid adverse effects on the other Party.
(d)    No Party managing an Action (the “Managing Party”) pursuant to this Section 4.11 shall consent to entry of any judgment or enter into any settlement of any such Action without the prior written consent of the other Party (the “Non-Managing Party”) (not to be unreasonably withheld, conditioned or delayed); provided, however, that such Non-Managing Party, including, in the case of a Joint Action, any co-defendant, shall be required to consent to such entry of judgment or to such settlement that the Managing Party or other co-defendant may recommend with respect to any claim for which such Non-Managing Party (or co-defendant) is the defendant if the judgment or settlement: (i) contains no finding or admission of liability with respect to such Non-Managing Party’s (or co-defendant’s) Group or its applicable related Persons; (ii) involves only monetary relief which the Managing Party or proposing co-defendant has agreed to pay; (iii) includes a full and unconditional release of the Non-Managing Party’s (or co-defendant’s) Group and its applicable related Persons; and (iv) is reasonably not expected to give rise to a collateral effect which would have a material adverse impact on other proceedings of the Non-Managing Party. Notwithstanding the foregoing, the consent of the Non-Managing

Party or co-defendant shall be required for any entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against the Non-Managing Party’s Group or its applicable related Persons (such consent not to be unreasonably withheld, conditioned or delayed).
(e)    Any inquiry, investigation, probe, audit or inspection conducted by a Governmental Authority (a “Government Investigation”) that (i) is not set forth on Schedule 4.11(e), (ii) Parent determines in good faith involves one or more members of both the Parent Group and the SpinCo Group, (iii) relates to conduct that occurred prior to the Distribution Date, and (iv) Parent determines in good faith involves, or would reasonably be expected to involve, non-monetary relief sought by a Governmental Authority with respect to a member of the Parent Group, shall be separately but cooperatively managed and directed by the Parties as if it were a Joint Action in accordance with the terms of Section 4.11(c) (subject, for the avoidance of doubt, to Schedule 4.11(e) and Section 4.11(d)). If either Party shall receive notice or otherwise learn of a Government Investigation that would reasonably be expected to require cooperative management as a Joint Action pursuant to this Section 4.11(e), such Party shall give the other Party written notice thereof as soon as reasonably practicable.
Section 4.12    Management of Non-PFAS Environmental Liabilities and PFAS Liabilities. Notwithstanding anything herein to the contrary, (x) the terms set forth on Schedule 4.12(a) shall govern the conduct, management and remedial action with respect to the Liabilities and Actions and Third-Party Claims subject to indemnification pursuant to Section 4.2 or Section 4.3 to the extent relating to Non-PFAS Environmental Liabilities and (y) the terms set forth on Schedule 4.12(b) shall govern the conduct, management and remedial action with respect to the Liabilities and Actions and Third-Party Claims subject to indemnification pursuant to Section 4.2 or Section 4.3 to the extent relating to PFAS Liabilities. To the extent that the terms of this Section 4.12, Schedule 4.12(a) or Schedule 4.12(b) conflict with any other section of this Agreement (other than Section 4.5(f)), including Section 4.4, Section 4.5 (other than Section 4.5(f)), Section 4.6, Section 4.7, Section 4.9, Section 4.10 or Section 4.11, the terms of this Section 4.12, Schedule 4.12(a) or Schedule 4.12(b) shall govern, provided that this Section 4.12 shall not alter the allocation of Liabilities set forth in Article II and shall be subject to Section 6.9.
ARTICLE V
CERTAIN OTHER MATTERS
Section 5.1    Insurance Matters.
(a)    Parent and SpinCo agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Effective Time. In no event shall Parent, any other member of the Parent Group or any Parent Indemnitee have Liability or obligation whatsoever to any member of the SpinCo Group in the event that any (i) insurance policy, captive insurance program or insurance policy related contract shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the SpinCo Group for any reason whatsoever or shall be cancelled, not renewed or not extended beyond the current expiration date, or (ii) any insurer declines, denies, delays or obstructs any claim payment.
(b)    With the sole exception of incidents occurring prior to the Effective Time and that would be otherwise covered under the automobile liability, property, transit, general and products liability, employers’ liability, workers compensation or umbrella insurance policies of Parent or any other member of the Parent Group, including the insurance, reinsurance or captive insurance policies set forth on Schedule 5.1(b)(i) (collectively, the “Covered Policies”) from and after the Effective Time, SpinCo, any member of the SpinCo Group or any of their respective employees (including former or inactive employees) shall cease be insured by, shall have no access or availability to or under, shall not be entitled to make claims on or under and shall not be entitled to claim benefits from or seek coverage under, and shall not have any rights to or under, any of Parent’s or any other member of the Parent Group’s insurance policies or any of their respective self-insured programs in place immediately prior to the Effective Time. Solely with respect to the Covered Policies, from and after the Effective Time, with respect to any Losses, damages and Liabilities incurred by any member of the SpinCo Group prior to the Effective Time, Parent will provide SpinCo with access to, and SpinCo may make claims under, the Covered Policies in place immediately prior to the Effective Time, but solely to the extent that such policies provided coverage with respect to the SpinCo Business or would otherwise have been available with respect to the applicable claim prior to the Effective Time, including with respect to the matters set forth on Schedule 5.1(b)(ii); provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms, conditions, exclusions and procedures of such insurance policies, including any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:
(i)    SpinCo shall notify Parent’s Vice President of Finance Insurance (or such other Person of Parent if there is no Vice President of Finance Insurance), as promptly as practicable, of any incident, circumstance or occurrence that may lead to a claim made by SpinCo pursuant to this Section 5.1(b) and shall periodically provide updates to Parent on the status of any such incidents, circumstances or occurrences, including promptly following any request for such updates from Parent;
(ii)    SpinCo shall reimburse Parent and the other members of the Parent Group for all claim-related payments made by Parent or such other member of the Parent Group on or after the Effective Time that arise from claims made by SpinCo, any other member of the SpinCo Group, any of their respective employees or any Third Party under Parent’s or such other member of the Parent Group’s self-insured, large deductible, or fronted insurance programs for occurrences prior to the Effective Time, including overhead, claim handling and administrative costs, surcharges, state assessments and other related costs. SpinCo and the other members of the SpinCo Group shall indemnify, hold harmless and reimburse Parent and the other members of the Parent Group for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees, and other expenses incurred by Parent or any other members of the Parent Group to the extent resulting from any access to, or any claims made by SpinCo or any other members of the SpinCo Group under, any of Parent’s or such other member of the Parent Group’s insurance policies provided pursuant to this Section 5.1(b), whether such claims are made by SpinCo, its employees or Third Parties; and
(iii)    SpinCo shall exclusively bear (and neither Parent nor any other members of the Parent Group shall have any obligation to repay or reimburse SpinCo or any other member of the SpinCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts (including where any insurer declines, denies, delays or obstructs any claim payment) of all such claims made for the benefit of SpinCo or any other member of the SpinCo Group under the policies as provided for in this Section 5.1(b). Where a policy includes a reinstatement of limits, in the event that an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the SpinCo Group, on the one hand, and the Parent Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the Losses of such Group (including, for the avoidance of doubt, with respect to the Losses of the SpinCo Group, any Losses relating to the SpinCo Business prior to the Effective Time) submitted to Parent’s insurance carrier(s) (including any submissions prior to the Effective Time). To the extent that the Parent Group or the SpinCo Group is allocated more than its pro rata portion of such premium due to the timing of Losses submitted to Parent’s insurance carrier(s), the other party shall promptly pay the first party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, a Party may elect not to reinstate the policy aggregate even if available. In the event that a Party elects not to reinstate the policy aggregate, it shall provide prompt written notice to the other Party and shall have no rights to claim against or have any benefit from the reinstated limits. A Party which elects to reinstate the policy aggregate shall be responsible for all reinstatement premiums and other costs associated with such reinstatement to the extent that such Party has received notice from the other Party that such other Party does not elect to reinstate the limits.
In the event that any member of the Parent Group incurs any Losses, damages or Liability prior to or in respect of the period prior to the Effective Time for which such member of the Parent Group is entitled to coverage under SpinCo’s third-party insurance policies, the same process pursuant to this Section 5.1(b) shall apply, substituting “Parent” for “SpinCo” and “SpinCo” for “Parent,” including for purposes of Section 5.1(e) and Section 5.1(f).
(c)    With respect to any Covered Policy that the SpinCo Group has access to, and the right to make claims under, pursuant to Section 5.1(b), claims shall be paid and the applicable limits under such Covered Policy shall be reduced, in each case, in accordance with the terms of such Covered Policies and without any priority or preference shown or given to either Parent or SpinCo (or any other members of their respective Groups), absent any written agreement between the Parties otherwise; provided, however, that neither Parent nor SpinCo (or any other member of their respective Groups) shall accelerate or delay either the notification and submission of claims, on the one hand, or the demand for coverage for and receipt of insurance payments, on the other hand, in a manner that would differ from that which each would follow in the ordinary course when acting without regard to sufficiency of limits of such Covered Policy.
(d)    At the Effective Time, SpinCo shall have in effect all insurance programs required to comply with SpinCo’s contractual obligations and such other policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to the SpinCo Business.
(e)    Neither SpinCo nor any other member of the SpinCo Group, in connection with making a claim under any insurance policy of Parent or any other member of the Parent Group pursuant to this Section 5.1, shall take any action that would be reasonably likely to (i) have a material and adverse impact on the then-current relationship between Parent or any member of the Parent Group, on the one hand, and the applicable insurance provider, on the other hand; (ii) result in the applicable insurance provider terminating or materially reducing coverage, or materially increasing the amount of any premium owed by Parent or any other member of the Parent Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of Parent or any other member of the Parent Group under the applicable insurance policy.
(f)    Any payments, costs, adjustments or reimbursements to be paid by SpinCo pursuant to this Section 5.1 shall be billed quarterly and payable within thirty (30) days from receipt of an invoice from Parent. Without prejudice to the ability of the SpinCo Group to handle, pursue and collect claims that it has submitted to the insurance provider of a Covered Policy in compliance with this Agreement, Parent shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buyback or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any SpinCo Liabilities and/or claims SpinCo has made or could make in the future, and no member of the SpinCo Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with Parent’s insurers with respect to any of Parent’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. SpinCo shall cooperate with Parent and share such information as is reasonably necessary in order to permit Parent to manage and conduct its insurance matters as Parent deems appropriate. Each Party and any other member of its applicable Group has the sole right to settle or otherwise resolve Third-Party Claims made against it or any other member of its applicable Group covered under an applicable insurance policy.
(g)    This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Parent Group in respect of any insurance policy or any other contract or policy of insurance.
(h)    SpinCo does hereby, for itself and each other member of the SpinCo Group, agree that no member of the Parent Group shall have any Liability whatsoever as a result of the insurance policies and practices of Parent and the members of the Parent Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.
(i)    Except as set forth on Schedule 5.1(i), any Insurance Proceeds received by the Parent Group for the benefit of members of the SpinCo Group or by the SpinCo Group for the benefit of members of the Parent Group shall be transferred, respectively, to the SpinCo Group (in the former case) or the Parent Group (in the latter case). Any Insurance Proceeds received for the benefit of both the Parent Group and the SpinCo Group shall be distributed pro rata based on the respective share of the underlying loss.
Section 5.2    Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within ten (10) days of a notice of non-payment) shall accrue interest at a rate per annum equal to eighteen percent (18%).
Section 5.3    Inducement. SpinCo acknowledges and agrees that Parent’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by SpinCo’s covenants and agreements in this Agreement, the Ancillary Agreements, including SpinCo’s assumption of the SpinCo Liabilities pursuant to the Separation and the provisions of this Agreement and SpinCo’s covenants and agreements contained in Article IV.
Section 5.4    Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in this Agreement (including with respect to the allocation of PFAS Liabilities) or any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.
Section 5.5    D&O Insurance. On and after the Distribution Date, Parent shall not, and shall cause the members of the Parent Group not to, take any action that would limit the coverage of the individuals who acted as directors or officers of SpinCo (or members of the SpinCo Group) prior to the Distribution Date under any directors and officers liability insurance policies or fiduciary liability insurance policies (collectively, “D&O Policies”) maintained by the members of the Parent Group in respect of claims relating to a period prior to the Distribution Date. Parent shall, and shall cause the members of the Parent Group to, reasonably cooperate with the individuals who acted as directors or officers of SpinCo (or members of the SpinCo

Group) prior to the Distribution Date in their pursuit of any coverage claims under such D&O Policies which could inure to the benefit of such individuals. Parent shall, and shall cause members of the Parent Group to, allow SpinCo and its agents and representatives, upon reasonable prior notice and during regular business hours, to examine the relevant D&O Policies maintained by Parent and members of the Parent Group pursuant to this Section 5.5. Parent shall provide, and shall cause other members of the Parent Group to provide, such cooperation as is reasonably requested by SpinCo in order for SpinCo to have in effect on and after the Distribution Date such new D&O Policies as SpinCo deems appropriate with respect to claims reported on or after the Distribution Date.
Section 5.6    Employee Non-Solicit.
(a)    From and after the Effective Time until the date that is one (1) year after the Effective Time (and unless a waiver is expressly granted in writing in advance by the Chief Human Resources Officer of Parent), SpinCo shall not and shall ensure that no Subsidiary of SpinCo, directly or indirectly, solicits for employment any employee of Parent or its Subsidiaries with title of “director” (or equivalent or higher) (the “Parent Restricted Employees”); provided, however, that nothing in this Section 5.6(a) will prohibit SpinCo or any of its Subsidiaries from (i) engaging in general solicitations to the public or general advertising not directly targeted at the Parent Restricted Employees, (ii) soliciting any person via a search firm or employment agency that is not instructed to specifically target Parent Restricted Employees, (iii) soliciting any person who has ceased to be employed by Parent or any of its Subsidiaries, or (iv) soliciting any person who initiates discussions regarding employment with SpinCo or any of its Subsidiaries without any direct or indirect solicitation by SpinCo or any of its Subsidiaries.
(b)    From and after the Effective Time until the date that is one (1) year after the Effective Time (and unless a waiver is expressly granted in writing in advance by the Chief Human Resources Officer of SpinCo), Parent shall not and shall ensure that no Subsidiary of Parent, directly or indirectly, solicits for employment any employee of SpinCo or its Subsidiaries with title of “director” (or equivalent or higher) (the “SpinCo Restricted Employees”); provided, however, that nothing in this Section 5.6(b) will prohibit Parent or any of its Subsidiaries from (i) engaging in general solicitations to the public or general advertising not directly targeted at the SpinCo Restricted Employees, (ii) soliciting any person via a search firm or employment agency that is not instructed to specifically target SpinCo Restricted Employees, (iii) soliciting any person who has ceased to be employed by SpinCo or any of its Subsidiaries, or (iv) soliciting any person who initiates discussions regarding employment with Parent or any of its Subsidiaries without any direct or indirect solicitation by Parent or any of its Subsidiaries.
Section 5.7    Non-Competition Provisions; Restrictive Covenants.
(a)    From the Distribution Date until the date that is three (3) years after the Distribution Date, SpinCo will not, and will cause its controlled Affiliates not to, without the prior written consent of Parent, (i) market or sell any Hollow Fiber Membrane products, including panels, arrangement of panels, assemblies, devices, and systems incorporating the Hollow Fiber Membrane in the Parent Cooling Field or (ii) make, market or sell any Industrial Adhesives for inclusion in third party products, provided, however, that SpinCo can make, market, or sell (a) Medical Device Assembly Products first commercialized before the Distribution Date if the applicable Industrial Adhesive is sourced from the Parent Group, and (b) Medical Device Assembly Products first commercialized after the Distribution Date, whether the applicable Industrial Adhesive is sourced from the Parent Group, internally or from a third party (provided, for the avoidance of doubt, nothing in this Section 5.7(a) creates or expands any rights to use any Intellectual Property Rights of the Parent Group). Additionally, SpinCo can make, market and sell the products listed in Schedule 5.7(a) (such products, “Approved Industrial Adhesives”) incorporating Industrial Adhesives sourced from Parent. SpinCo agrees that, until the date that is three (3) years after the Distribution Date, no Third Party may acquire any SpinCo Assets that are relevant to the restrictions set forth in the first sentence of this Section 5.7(a) unless such Third Party agrees to remain subject to such restrictions with respect to the acquired SpinCo Assets, and delivers an enforceable commitment to Parent with respect to such agreement, in a form reasonably acceptable to Parent, no later than the date of the closing of such acquisition. SpinCo agrees to notify Parent promptly upon entering into any definitive agreement for any transaction subject to the immediately preceding sentence.
(b)    From the Distribution Date until the date that is three (3) years after the Distribution Date, Parent will not, and will cause its controlled Affiliates not to, without the prior written consent of SpinCo, (i) market or sell any Hollow Fiber Membrane products, including panels, arrangement of panels, assemblies, devices, and systems incorporating the Hollow Fiber Membrane in the SpinCo Field or (ii) make, market or sell any Medical Grade Adhesives or Medical Grade Films, provided, however, that Parent can make, market or sell (a) Medical Grade Adhesives or Medical Grade Films for incorporation into finished goods that Parent’s consumer health business supplies to third parties or (b) finished goods that incorporate Medical Grade Adhesives or Medical Grade Films. Parent agrees that, until the date that is three (3) years after the Distribution Date, no Third Party may acquire any Parent Assets that are relevant to the restrictions set forth in the first sentence of this Section 5.7(b) unless such Third Party agrees to remain subject to such restrictions with respect to the acquired Parent Assets, and delivers an enforceable commitment to SpinCo with respect to such agreement, in a form reasonably acceptable to SpinCo, no later than the date of the closing of such acquisition. Parent agrees to notify SpinCo promptly upon entering into any definitive agreement for any transaction subject to the immediately preceding sentence.
(c)    The prohibitions in Section 5.7(a) and Section 5.7(b) above shall not apply to:
(i)    any acquisition, merger, business combination, or similar transaction by Parent or SpinCo or any of their respective Subsidiaries of all or any part of a business or Person that is engaged, prior to such transaction, in activities in which Parent or SpinCo is prohibited from engaging pursuant to paragraph (a) or (b), where such acquired business or Person’s revenue in respect of such activities represented no more than ten percent (10%) of the aggregate consolidated revenues of such acquired business or Person, as applicable, for such acquired business’s or Person’s most recently completed fiscal year;

(ii)    the ownership by Parent or SpinCo or any of their respective Subsidiaries, directly or indirectly, of less than five percent (5%) of any class of securities of any Person traded on a national or international securities exchange;
(iii)    any investment by Parent or SpinCo or any of their respective Subsidiaries in any Person pursuant to which Parent or SpinCo or any such investing Subsidiary does not have the right to control the operations or scope of business conducted by such Person, and any activities conducted by such Person; or
(iv)    the performance by Parent or SpinCo or any of their respective Subsidiaries of their respective obligations under any Ancillary Agreement, provided that this clause (iv) shall not permit Parent, SpinCo or any of their Subsidiaries to engage in an activity prohibited by Section 5.7(a) or Section 5.7(b) through a Third Party unless expressly permitted or required by the terms of the applicable Ancillary Agreement.
(d)    Parent and SpinCo acknowledge that the covenants set forth in Section 5.7(a) and Section 5.7(b) are reasonable in order to protect the value of the Parent Business or the SpinCo Business, as applicable. It is the intention of the Parties that if any restriction or covenant contained in Section 5.7(a) or Section 5.7(b) covers a geographical area, is for a length of time or is of a scope that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such restriction or covenant will not be construed to be null, void and of no effect, but will, to the extent such restriction or covenant would be valid or enforceable under applicable Law, be construed and interpreted to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in Section 5.7(a) or Section 5.7(b), as applicable) that would be valid and enforceable under such applicable Law, and such restrictions or covenants will be enforceable as so modified. It is the desire and intent of Parent and SpinCo that the provisions of Section 5.7(a) and Section 5.7(b) be enforced to the fullest extent permissible under applicable Law. Therefore, the parties agree that money damages would not be a sufficient remedy for any threatened or actual breach of Section 5.7(a) or Section 5.7(b) and that, in addition to all other remedies it may be entitled to, the non-breaching party will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.
(e)    No product produced, sold, marketed, distributed or supplied by any member of the SpinCo Group that (x) is supplied or distributed by a member of the Parent Group pursuant to any Ancillary Agreement or (y) includes anywhere on such product, or on any of the related labels, packaging, instructions, specifications, or similar materials, any Parent Group Trademark, logo, brand or similar marking , may be marketed, labeled, publicized, or otherwise promoted or characterized as having any mitigation, abatement, filtration or removal-related capability with respect to, or usage or certification related to, any form of PFAS. The foregoing prohibition shall similarly prohibit the SpinCo Group from making or maintaining any references to any such prohibited information with respect to an applicable product, in each case in any form accessible to the public and associated with such product (including a product website, or any certification database maintained by a third party based on testing requested or authorized by a member of the SpinCo Group).
(f)     Parent is planning to exit, and to cause its Subsidiaries to exit, the manufacture and supply of products consisting of, containing, or manufactured with the aid of, PFAS (such products, “PFAS Products”). SpinCo is fully aware of this planned exit. Notwithstanding any other provision in this Agreement or any other Ancillary Agreement, including any forecast, order, terms and conditions, or other documents exchanged between the Parties, Parent or any member or the Parent Group may, without any liability whatsoever, discontinue or suspend the manufacturing, distribution or supply of any PFAS Products at any time or offer to substitute such PFAS Products with reformulated products to remove the use of PFAS at Parent’s election (it being understood that SpinCo may reject such substitution offer in its sole discretion), subject in the event of any such discontinuation, suspension or substitution to giving such advance prior notice that Parent deems reasonable under the circumstances (which, for the avoidance of doubt, may be less than the notice periods required pursuant to Section 3.4(a) of the applicable Supply Agreement, or may be no notice at all if Parent determines that providing notice is not practical under the circumstances) to such discontinuation, suspension or substitution. SpinCo and its Affiliates may not, under any circumstances, attempt to pull orders or quantities of PFAS Products forward or otherwise build inventory that exceeds SpinCo’s and its Affiliates’ actual consumption in the relevant quarter. Parent’s rights hereunder expressly include that Parent and any member of the Parent Group may discontinue or reduce the quantity of PFAS Products available in its complete and sole discretion at any time upon such advance prior notice that Parent deems reasonable under the circumstances (which, for the avoidance of doubt, may be less than the notice periods required pursuant to Section 3.4(a) of the applicable Supply Agreement or may be no notice at all if Parent determines that providing notice is not practical under the circumstances), including reducing or rejecting the quantities identified in forecasts or orders, even if previously accepted.
ARTICLE VI
EXCHANGE OF INFORMATION; CONFIDENTIALITY
Section 6.1    Pre-Closing Information Allocation Process. Parent and SpinCo have engaged in a process designed to cause members of the SpinCo Group to possess, by the Effective Time, originals or copies of all books and records, existing and in the possession of Parent or a Subsidiary of Parent as of immediately prior to the Effective Time, to the extent used in or necessary for the operation of the SpinCo Business (including financial, employee, and general business operating documents, records and files and data related thereto) or for the provision of the Transition Arrangements, that relate exclusively to SpinCo Assets or that are related to the litigation matters set out in Schedule 6.1; other than, in each case, (i) books and records that the Parent Group is not permitted by applicable Law or agreement to disclose or transfer to SpinCo; (ii) certain electronically archived books and records; or (iii) archived physical books and records that are co-mingled with Parent’s books and records. Parent has generally retained, and is permitted to retain, copies of books and records (i) to the extent they are used in or necessary for the operation or conduct of the Parent Business or the provision of the Transition Arrangements, (ii) that relate exclusively to other Parent Assets, (iii) that Parent is required by Law to retain, (iv) that are required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures, (v) that are related to any Parent Assets or Parent’s and/or its Affiliates’ obligations under this Agreement or any of the Ancillary Agreements or Local Transfer Agreements, or (vi) that are electronic back-ups maintained by Parent in the ordinary course of business. It is not the intent of Parent or SpinCo that the provisions relating to Misallocated Assets be interpreted to override or require a change to the allocation process described in this Section 6.1.
Section 6.2    Agreement for Exchange of Information.
(a)    Subject to Section 6.10 and any other applicable confidentiality obligations, each of Parent and SpinCo, on behalf of itself and each other member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, at or after the Effective Time, as soon as reasonably practicable after written request therefor, any specific and expressly identified information (or a copy thereof) in the possession or under the control of such Party or its Group (to the extent such information is not already in the possession or under the control of the requesting Party or its Group) which the requesting Party or its Group requests to the extent that (i) for requests made within five (5) years following the Distribution Date, such information relates to the operation of the SpinCo Business, or any SpinCo Asset, or SpinCo Liability, if SpinCo is the requesting Party, or to the Parent Business, or any Parent Asset or Parent Liability, if Parent is the requesting Party, and in each case is needed for a reasonable, bona fide business purpose; (ii) for requests made within five (5) years following the Distribution Date, such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement or Local Transfer Agreement; (iii) such information is for use by the requesting Party to comply with any obligation imposed by any Governmental Authority; (iv) such information is for use by the requesting Party in any judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation or other similar requirements (other than in connection with any Action or threatened Action in which any member of a Group is adverse to any member of the other Group); (v) for requests made during the term of the Intellectual Property Cross License Agreement, such information is embodied in books, records or other documents, constitutes Company CMI or SpinCo CMI (each as defined in the Intellectual Property Cross License Agreement) and has been validly requested for the purpose of exercising the licenses granted in Section 2.1(c) and Section 2.2(c) of the Intellectual Property Cross License Agreement; or (vi) in the case where Parent is the requesting Party, (x) such information is necessary or desirable for Parent’s consideration of the timing or manner in which it will affect any Disposition or (y) such information is necessary for Parent to complete its environmental inventory reporting obligations for the 2023 and 2024 calendar years consistent with past practice (including, for such purpose, permitting Parent to conduct environmental surveys and assessments of SpinCo Real Property, subject to Parent providing reasonable advance notice to SpinCo and such access being limited to normal business hours and Parent conducting such survey or assessment in a manner that is not materially disruptive to the business and operations of the SpinCo Group); provided, however, that, in the event that the Party to whom the request has been made determines in good faith that any such provision of information could be commercially detrimental to the Party providing the information, result in the loss of confidentiality of confidential information, be inconsistent with data privacy obligations, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege and the attorney work product doctrine, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence; provided, further, that the Parties agree that it shall not be deemed commercially detrimental to provide information regarding Trade Secrets licensed under Sections 2.1 and 2.2 of the Intellectual Property Cross License Agreement to the extent Trade Secrets are licensed under those sections. The Party providing information pursuant to this Section 6.2 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.2 shall expand the obligations of either Party under Section 6.5 or impose any information retention obligations in addition to those under Section 6.5. Where information is to be transferred by physical delivery at or after the Effective Time, the transferring Party shall procure that such information is available for collection at the location at which such information is being stored at that time, or as otherwise agreed between the Parties, such that there shall be no requirement on either Party to move transferring information from one location to another in order to effect the transfer.
(b)    Without limiting the generality of the foregoing, each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws, in the case of each of clauses (i) and (ii) until the end of the SpinCo fiscal year during which the Distribution Date occurs (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs).
Section 6.3    Ownership of Information. The provision of any information pursuant to this Article VI shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements) or constitute a grant of rights in or to any such information.
Section 6.4    Compensation for Providing Information. Unless otherwise agreed in writing between the Parties, the Party requesting information agrees to promptly reimburse the other Party for the reasonable costs, if any, of creating, gathering, locating, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.
Section 6.5    Record Retention. The Parties agree to use their commercially reasonable efforts to retain all information in their respective possession or control at the Effective Time in accordance with the policies used for retention of such Party’s own information of a similar type (provided that this shall not require either Party to make changes to any such policies, or create an obligation independent of such policies), and with legal holds or other similar retention or preservation requirements under applicable Law (“Legal Holds”) for the durations required by such Legal Holds. Notwithstanding anything to the contrary in this Article VI, the Tax Matters Agreement will exclusively govern the retention of Tax-related records and the exchange of Tax-related information. Neither Party (nor any member of its Group) shall have any Liability to the other Party (or any member of such other Party’s Group) if any information is destroyed or disposed of in good faith compliance with the first Party’s record retention policy and any applicable Legal Holds, and the first Party (and the applicable members of its Group) shall not be obligated to inform the other Party (or any member of such other Party’s Group) prior to so destroying or disposing of any such information, unless required by applicable Law or contractual arrangements. For the avoidance of doubt, from and after the Effective Time, neither Party or any member of its Group shall be subject to any Legal Hold implemented by any member of the other Group, but a member of one Group may send a member of another Group a third party notice of preservation with respect to an applicable matter.
Section 6.6    Limitations of Liability. All information exchanged between the Parties under this Agreement is provided on an “as is,” “where is” basis without any warranty. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith, fraud or willful misconduct by the Party providing such information.
Section 6.7    Other Agreements Providing for Exchange of Information.
(a)    Parent and SpinCo acknowledge that certain Ancillary Agreements provide the SpinCo Group or Parent Group with the right to obtain originals or copies of, or access to, certain books and records and other information at no additional cost to the receiving party and without reference to the provisions and limitations of this Article VI that might otherwise apply, and agree that this Article VI is not intended to, and shall not, modify or limit such other provisions. To the extent of any conflict between the terms of such Ancillary Agreements and this Article VI with respect to matters relating to the transfer and delivery of, or access to, information, the terms of such Ancillary Agreements shall prevail.
(b)    The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.

(c)    The sharing of personal and other sensitive data between the Parent Group and the SpinCo Group shall be subject to the data privacy, security and other policies set forth in Schedule 6.7(c).
(d)    The exchange of information, including electronic information, pursuant to this Article VI shall comply with the procedures set forth in Schedule 6.7(d).
(e)    Any party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.
(f)    Neither Party nor any member of its Group shall be required to transfer any books and records under this Agreement, except pursuant to the provisions of this Article VI.
Section 6.8    Production of Witnesses; Records; Cooperation.
(a)    After the Effective Time, except in the case of an actual or threatened Dispute between Parent and SpinCo, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action or Internal Investigation in which the requesting Party (or any other member of its Group) may from time to time be involved, regardless of whether such Action or Internal Investigation is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable costs and expenses in connection therewith, unless this Agreement (including Article IV) or any Ancillary Agreement otherwise provides. The Parties may enter into separate agreements that may control such production as to specific Actions or Internal Investigations.
(b)    If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim (and has the right to do so under this Agreement), the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, in each case in furtherance of the provisions of Article IV.
(c)    Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.
(d)    Without limiting any provision of this Section 6.8, each of the Parties agrees to cooperate, and to cause each other member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property Rights and shall not claim to acknowledge, or permit any other member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property Rights of a Third Party in a manner that would hamper or undermine the defense of such infringement or similar claim.
(e)    The obligation of the Parties to provide witnesses pursuant to this Section 6.8 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person or the employer of such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.8(a)).
Section 6.9    Privileged Matters.
(a)    The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Parent Group and the SpinCo Group, and that each of the members of the Parent Group and the SpinCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the Parent Group or the SpinCo Group, as the case may be. In furtherance of the foregoing, each Party shall authorize the delivery to and/or retention by the other Party of materials existing as of the Effective Time that are necessary for such other Party to perform such services.
(b)    The Parties agree as follows:
(i)    Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Parent Business and not to the SpinCo Business, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Parent Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the

Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group;
(ii)    SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the SpinCo Business and not to the Parent Business, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any SpinCo Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group; and
(iii)    If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree.  The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the Parent Business, solely to the SpinCo Business, or to both the Parent Business and the SpinCo Business.
(c)    Subject to the remaining provisions of this Section 6.9, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.9(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one (1) or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived or compromised by either Party without the consent of the other Party.
(d)    If any Dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any other member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party.  Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose, except in good faith to protect its own legitimate interests.
(e)    In the event of any Dispute between Parent and SpinCo, or any members of their respective Groups, neither Party shall assert against the other Party, as to the use of information with respect to a related Action between the Parties and/or the applicable members of their respective Groups, a privilege in which the other Party or any other member of such other Party’s Group has a shared privilege; provided that this shall not operate as a waiver of any shared privilege with respect to any Third Party.
(f)    Upon receipt by either Party, or by any other member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any other member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days (or sooner if required under applicable Law) following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.9 or otherwise, to prevent the production or disclosure of such Privileged Information.
(g)    Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of Parent and SpinCo set forth in this Section 6.9 and in Section 6.10 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.
(h)    In connection with any matter contemplated by Section 6.8 or this Section 6.9, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.
Section 6.10    Confidentiality.
(a)    Confidentiality. Subject to Section 6.11, and without prejudice to any longer period that may be provided for in any of the Ancillary Agreements, from and after the Effective Time until the five (5)-year anniversary of the Effective Time (or such longer period as specified below with respect to Trade Secrets and Privileged Information), each of Parent and SpinCo, on behalf of itself and each other member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any other member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any other member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any other member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any other member of such Party’s Group) which sources are not themselves known by such Party (or any other member of such Party’s Group) to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any other member of such Party’s Group. Notwithstanding the foregoing five (5)-year period, Parent’s and SpinCo’s obligations with respect to (x) confidential and proprietary information that constitutes Trade Secrets shall survive and continue for so long as such confidential and proprietary information retains its status as a Trade Secret, and (y) Privileged Information shall survive and continue for so long as such information continues to be Privileged Information. If any confidential and proprietary information of one Party or any other member of its Group is disclosed to the other Party or any other member of such other Party’s Group in connection with providing services to such first Party or any other member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.
(b)    No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.10(a) to any other Person, except (i) to their respective Representatives who need to know such information (who shall be advised of the obligations hereunder with respect to such information), (ii) to any nationally recognized statistical rating organization as it reasonably deems necessary, solely for the purpose of obtaining a rating of securities or other debt instruments upon normal terms and conditions, (iii) if such Party or its respective Group is required or compelled to disclose any such information pursuant to applicable Law (stock exchange rule) or receives any request or demand under lawful process or from any Governmental Authority, in each case, to the extent that such Party is advised by counsel that it is advisable to do so, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements or other required disclosures under applicable Law or in connection with the Distribution or any Disposition, (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement or any Ancillary Agreement, and (vi) to Governmental Authorities in accordance with applicable procurement regulations and contract requirements; provided, however, that, with respect to clause (i) hereof: (A) such Representatives shall keep such information confidential and will not disclose such information to any other Person, and (B) each Party agrees that it is responsible to the other Party for any action or failure to act that would constitute a breach or violation of this Section 6.10(b) by any such Representative; with respect to clause (ii) hereof, the Party whose information is being disclosed or released to such rating organization is promptly notified thereof in writing in advance of such disclosure or release; with respect to public disclosures pursuant to clause (iii) hereof, that the Party required to disclose such information gives the other Party a reasonable opportunity to review and comment on the portion of such disclosure containing or reflecting such confidential information prior to the disclosure thereof; and, in the case of disclosure pursuant to clause (iii) hereof, such disclosure must be in compliance with Section 6.11. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, and is no longer subject to any Legal Hold or other document preservation obligation, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup media; provided, further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.
(c)    Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or legally protected personal information (including health information) relating to, Third Parties (i) that was received under privacy policies or notices and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies or notices, as well as applicable data privacy Laws or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or legally protected personal information (including health information) relating to, Third Parties in accordance with the obligations outlined in the applicable privacy policies or notices and applicable data privacy Laws or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.
Section 6.11    Protective Arrangements. In the event that a Party or any other member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law (including stock exchange rule) or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any other member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority (subject, if the other Party has sought but failed to receive a protective order with respect to such information, to requesting that the applicable Governmental Authority provide confidential treatment to such disclosed information consistent with the scope of the protective order sought by the other Party), and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.
ARTICLE VII
DISPUTE RESOLUTION
Section 7.1    Transition Committee. Subject to Section 7.5, either Party presenting, raising, pressing or seeking resolution of any dispute, controversy or claim arising out of or relating to the Separation, the Distribution, this Agreement or any Ancillary Agreement or Local Transfer Agreement (including regarding whether any Assets are SpinCo Assets or Parent Assets, any Liabilities are SpinCo Liabilities or Parent Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement or Local Transfer Agreement) (a “Dispute”), shall provide written notice thereof to the Transition Committee (the “Initial Notice”). Following the delivery of the Initial Notice, the Transition Committee shall attempt to resolve the Dispute through the procedures it is empowered to adopt in accordance with Section 2.16. If the Transition Committee is unable for any reason to resolve a Dispute within thirty (30) days after the delivery of the Initial Notice, the Parties shall enter into good-faith negotiations in accordance with Section 7.2 and Section 7.3.
Section 7.2    Good-Faith Officer Negotiation. If a Dispute is not resolved pursuant to Section 7.1, the Transition Committee shall provide written notice thereof to each Party (the “Officer Negotiation Request”). Within thirty (30) days of the delivery of the Officer Negotiation Request, the Parties shall attempt to resolve the Dispute through good-faith negotiation. All such negotiations shall be conducted by executives who hold, at a minimum, the title of Senior Vice President, Separation Management Office for Parent and Senior Vice President, Transformation Management Office for SpinCo and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of all applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days of receipt of the Officer Negotiation Request, and such thirty (30)-day period is not extended by mutual written consent of the Parties, the Chief Executive Officers of the Parties shall enter into good-faith negotiations in accordance with Section 7.3.
Section 7.3    CEO Negotiation. If any Dispute is not resolved pursuant to Section 7.2, the Transition Committee shall provide written notice of such Dispute to the Chief Executive Officer of each Party (a “CEO Negotiation Request”). As soon as reasonably practicable following receipt of a CEO Negotiation Request, the Chief Executive Officers of the Parties shall begin conducting good-faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of all applicable rules of evidence. If the Chief Executive Officers of the Parties are unable for any reason to resolve a Dispute within thirty (30) days of receipt of a CEO Negotiation Request, and such thirty (30)-day period is not extended by mutual written consent of the Parties, the Dispute shall be submitted to mediation in accordance with Section 7.4.
Section 7.4    Mediation. In the event that a Dispute has not been resolved within thirty (30) days of the receipt of a CEO Negotiation Request in accordance with Section 7.3, or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Mediation Request”), be submitted to mandatory mediation in accordance with the International Institute for Conflict Prevention & Resolution (“CPR”) Mediation Procedure (the “Procedure”) then in effect, except as modified herein. The mediation shall be held in (i) Minnesota, or (ii) such other place as the Parties may mutually agree in writing (which may include a videoconference option). The parties shall have fifteen (15) days from receipt of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within fifteen (15) days of receipt of a Mediation Request, then any Party may request (on written notice to the other Party) that CPR appoint a mediator in accordance with the Procedure. If the Dispute has not been resolved within thirty (30) days of the appointment of a mediator, or within such longer period as the Parties may agree to in writing (the “Mediation Period”), and such Dispute relates to matters under one or more Transaction Agreements but does not relate to matters governed by this Agreement, either Party may commence litigation in accordance with Section 10.2; provided, however, that if one Party fails to participate in the mediation, the other Party may commence litigation in accordance with Section 10.2 prior to the expiration of the Mediation Period; provided, further, that neither Party may, under any circumstance, commence litigation with respect to (a) any PFAS Liabilities, (b) any Trade Secrets, (c) any disputes relating to matters governed by this Agreement, (d) the manufacture, use, distribution or supply of PFAS or of products containing PFAS, in each case relating to any Ancillary Agreement or (e) any other matters described on Schedule 7.4.
Section 7.5    Litigation and Arbitration. Notwithstanding the foregoing provisions of this Article VII, a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute (other than a Dispute with respect to (a) any PFAS Liabilities, (b) any matters governed by this Agreement, (c) the manufacture, use, distribution or supply of PFAS or of products containing PFAS and relating to any Ancillary Agreement or (d) any other matters described on Schedule 7.4) without first complying with the procedures set forth in Section 7.1, Section 7.2, Section 7.3 and Section 7.4 if and only if and to the extent such action is reasonably necessary to avoid immediate, irreparable harm. Any Dispute between the Parties with respect to (a) PFAS Liabilities, (b) Trade Secrets, (c) matters governed by this Agreement, (d) the manufacture, use, distribution or supply of PFAS or of products containing PFAS and relating to any Ancillary Agreement or (e) the other matters set forth on Schedule 7.4 shall be subject to Article VII; provided that if the Parties fail to resolve any such Disputes pursuant to mediation under Section 7.4, the Dispute shall be resolved through the confidential and binding arbitration procedures set forth on Schedule 7.4 (the “Arbitration Procedures”). For the avoidance of doubt, any dispute as to whether a Dispute is subject to the Arbitration Procedures shall be itself subject to the Arbitration Procedures. Notwithstanding anything to the contrary, the first sentence of this

Section 7.5 shall not apply to any Disputes with respect to (a) any PFAS Liabilities, (b) matters governed by this Agreement, (c) any other matters described on Schedule 7.4, or (d) the manufacture, use, distribution or supply of PFAS or of products containing PFAS and relating to any Ancillary Agreement, and no Party may commence litigation with respect to any such Disputes (and may only commence litigation with respect to any Disputes with respect to Trade Secrets in accordance with the first sentence of Section 7.5) for any reason except as set forth on Schedule 7.4.
Section 7.6    Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement and Local Transfer Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.
Section 7.7    Dispute Resolution Coordination. Except to the extent otherwise provided in Section 13 of the Tax Matters Agreement, the provisions of this Article VII (other than this Section 7.7) shall not apply with respect to the resolution of any dispute, controversy or claim arising out of or relating to Taxes or Tax matters (it being understood and agreed that the resolution of any dispute, controversy or claim arising out of or relating to Taxes or Tax matters shall be governed by the Tax Matters Agreement).
Section 7.8    Local Transfer and Local Transition Agreements. In furtherance of the principles set forth in this Article VII and notwithstanding anything to the contrary in any Local Transfer Agreement or Local Transition Agreement (including any dispute resolution provisions or remedies set forth in any such agreement or available under applicable Law under any such agreement), any Dispute arising out of or relating to any Local Transfer Agreement or any Local Transition Agreement shall be exclusively initiated and resolved by Parent and SpinCo pursuant to this Article VII. The Parties agree to the provisions set forth in Schedule 7.8 with respect to the Local Transfer Agreements and Local Transition Agreements.
ARTICLE VIII
FURTHER ASSURANCES AND ADDITIONAL COVENANTS
Section 8.1    Further Assurances.
(a)    In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its commercially reasonable efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement, the Ancillary Agreements and (to the extent not inconsistent with the foregoing) the Local Transfer Agreements, including the Transactions.
(b)    Without limiting the foregoing, prior to, on and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the SpinCo Assets and the Parent Assets and the assignment and assumption of the SpinCo Liabilities and the Parent Liabilities and the other transactions contemplated hereby and thereby, including the Transactions. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the requesting Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent that it is practicable to do so.
(c)    On or prior to the Effective Time, Parent and SpinCo in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by Parent, SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement, the Ancillary Agreements and (to the extent not inconsistent with the foregoing) the Local Transfer Agreements, including the Transactions.
ARTICLE IX
TERMINATION
Section 9.1    Termination. This Agreement and all Ancillary Agreements and Local Transfer Agreements may be terminated and the Transactions may be amended, modified or abandoned at any time prior to the Effective Time by Parent, in its sole and absolute discretion, without the approval or consent of any other Person, including SpinCo. After the Effective Time, this Agreement may not be terminated, except by an agreement in writing signed by a duly authorized officer of each of the Parties.
Section 9.2    Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.
ARTICLE X
MISCELLANEOUS
Section 10.1    Counterparts; Entire Agreement; Corporate Power.
(a)    This Agreement and each Ancillary Agreement may be executed in one (1) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Party.
(b)    This Agreement, the Ancillary Agreements, the Local Transfer Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement, the Ancillary Agreements and the Local Transfer Agreements together govern the arrangements in connection with the Separation and the Distribution and would not have been entered into independently.
(c)    Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:
(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and
(ii)    this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.
(d)    Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.
Section 10.2    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.
(b)    Each Party irrevocably agrees that any litigation relating to any Dispute with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely in the case that the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”). Each of the Parties hereto hereby irrevocably submits with regard to any such Dispute for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Dispute with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Dispute in such court is brought in an inconvenient forum, (B) the venue of such Dispute is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each Party hereby consents to the service of process in accordance with Section 10.5; provided that (x) nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law and (y) each such Party’s consent to jurisdiction and service contained in this Section 10.2(b) is solely for the purpose referred to in this Section 10.2(b) and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.
(c)    EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 10.3    Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party or other parties thereto, as applicable.

Section 10.4    Third-Party Beneficiaries. Except for the indemnification rights under this Agreement and each Ancillary Agreement of any Parent Indemnitee or SpinCo Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person, except the Parties, any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.
Section 10.5    Notices. All notices, requests, claims, demands or other communications under this Agreement and under each of the Ancillary Agreements and Local Transfer Agreements, shall be in writing and shall be given or made (and except as provided herein, shall be deemed to have been duly given or made upon receipt) by electronic mail (“e-mail”), and provided that a Party may supplementally (and shall supplementally, if an automatic failure of delivery notice is received in response to the applicable e-mail) deliver a notice by delivery in person, by overnight courier service, or by certified mail, return receipt requested, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to Parent, to:

3M Company
3M Center, Building 223-6B-03
St. Paul, MN 55144-1000
Attention:	Chief Executive Officer
E-mail:	dealnotices@mmm.com

If to SpinCo, to:

Solventum Corporation
3M Center, Building 275
2510 Conway Avenue East
Maplewood, MN 55144
Attention:	Chief Executive Officer
E-mail:	dealnotices@solventum.com
A Party may, by notice to the other Party, change the address to which such notices are to be given or made.
Section 10.6    Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.
Section 10.7    Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as commercially reasonably practicable.
Section 10.8    No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any other member of such Party’s group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any other member of its Group arising out of this Agreement or any Ancillary Agreement.
Section 10.9    Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement, including the Separation and the Distribution, and any Ancillary Agreement, the Separation, the Form 10, the Information Statement, the Separation Step Plan and the consummation of the transactions contemplated hereby and thereby will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses. The Parties agree that certain specified costs and expenses shall be allocated between the Parties as set forth on Schedule 10.9.
Section 10.10    Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.
Section 10.11    Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

Section 10.12    Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 10.13    Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.
Section 10.14    Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.
Section 10.15    Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendices) to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (h) unless otherwise specified in a particular case, the word “days” refers to calendar days; (i) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in St. Paul, Minnesota; (j) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; (k) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [●]; and (l) “specifically identified” with respect to an Asset or Liability shall mean an Asset or Liability that is specifically, individually and unambiguously listed or described in a Local Transfer Agreement as being transferred to, assumed by or retained by (as applicable) a member of the Parent Group or SpinCo Group (as opposed to be an Asset or Liability that is identified by reference to a category or class of Assets or Liabilities).
Section 10.16    Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither SpinCo or any other member of the SpinCo Group, on the one hand, nor Parent or any other member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any indirect, incidental, punitive, consequential, exemplary, remote, speculative or similar damages of the other arising in connection with the transactions contemplated hereby and whether or not informed of the possibility of the existence of such damages (other than any such Liability to the extent actually owed with respect to a Third-Party Claim); provided that the foregoing shall not limit the express provisions of any Ancillary Agreement to the extent providing for the payment of any of the foregoing. Additionally, the aggregate Liability of a Party and the other members of its Group in respect of the matters described on Schedule 10.16 shall not exceed the applicable Maximum Transition Agreement Cap.
Section 10.17    Performance. Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Parent Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SpinCo Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.
Section 10.18    Mutual Drafting; Precedence.
(a)    This Agreement and the Ancillary Agreements and Local Transfer Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.
(b)    In the event of any conflict or inconsistency between, on the one hand, the terms of this Agreement and, on the other hand, the terms of any Ancillary Agreement (other than the Transfer Documents) (each, a “Specified Ancillary Agreement”), the terms of the applicable Specified Ancillary Agreement shall control with respect to the subject matter addressed by such Specified Ancillary Agreement to the extent of such conflict or inconsistency. In the event of any conflict or inconsistency between this Agreement and a Local Transfer Agreement with respect to the allocation of any Asset or Liability specifically identified in such Local Transfer Agreement (other than any Asset or Liability that is also specifically identified in this Agreement, in which case the allocation set forth in this Agreement shall prevail), the allocation set forth in such Local Transfer Agreement for such Asset or Liability shall prevail. Other than as set forth in the immediately prior sentence, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Transfer Documents (including the Local Transfer Agreements), the terms of this Agreement shall control to the extent of such conflict or inconsistency.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the date first written above.

3M COMPANY

By:
Name:
Title:

SOLVENTUM CORPORATION

By:
Name:
Title:
[Signature Page to Separation and Distribution Agreement]